Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.,
a Delaware corporation,

1563868 B.C. LTD.,
a Canadian limited corporation,

and

1542770 BC LTD.,
a Canadian limited corporation,

and

Zhitian (Andy) Zhang,
as Seller Guarantor

Dated as of November 20, 2025

i

5.4 Litigation	26
5.5 Brokers and Other Advisors	27
5.6 Exclusivity of Representations; No Other Representations or Warranties	27
5.1 Corporate Existence	27
5.2 Corporate Authority	27
5.3 Shares of Parent Common Stock	28
5.4 Parent Capitalization	28
5.5 Governmental Approvals and Consents	28
5.6 Exclusivity of Representations; No Other Representations or Warranties	28
ARTICLE VI AGREEMENTS OF THE PARTIES	29
6.1 Conduct of the Business	29
6.2 Investigation of Business	31
6.3 Necessary Efforts	31
6.4 Public Disclosures	31
6.5 Access to Records and Personnel	31
6.6 Non-Competition	32
6.7 Tax Matters	34
6.8 [Reserved.]	34
6.9 Wrong Pockets	35
6.10 No Solicitation of Acquisition Proposals	35
6.11 Business Materials	35
6.12 Trademarks; Trade Names; Service Marks	36
6.13 Notification	36
6.14 Guaranty	36
ARTICLE VII CONDITIONS TO CLOSING	36
7.1 Conditions Precedent to Obligations of Parties	36
7.2 Conditions Precedent to Obligation of Parent and Purchaser	37
7.3 Conditions Precedent to Obligation of Seller	38
ARTICLE VIII CLOSING	38
8.1 Closing Date	38
8.2 Purchaser and Parent Obligations	39
8.3 Seller Obligations	39
ARTICLE IX INDEMNIFICATION	40
9.1 Survival	40
9.2 Indemnification by Seller	40
9.3 Indemnification by Purchaser	41
9.4 Limitations on Indemnification	42
9.5 Indemnification Procedures	42
9.6 Manner of Payment	43
9.7 Treatment of Indemnification Payments	43

ii

ARTICLE X [RESERVED]	43
ARTICLE XI MISCELLANEOUS	43
11.1 Notices	43
11.2 Severability	44
11.3 Further Assurances; Further Cooperation	44
11.4 Counterparts	44
11.5 Expenses	45
11.6 Assignment; Successors and Assigns	45
11.7 Amendment; Waiver	45
11.8 Remedies	45
11.9 Third Parties; No Benefit to Third Parties	46
11.10 Governing Law	46
11.11 Dispute Resolution; Waiver of Jury Trial	46
11.12 Disclosure Schedules	47
11.13 Entire Agreement	47
11.14 Non-Recourse	48
11.15 Waiver and Release of Claims	48
11.16 No Joint Venture	48
11.17 Section Headings; Table of Contents	48
11.18 Fulfillment of Obligations	48

EXHIBITS

Exhibit A	–	Excluded Assets
Exhibit B	–	Excluded Liabilities
Exhibit C	–	Transferred Assets
Exhibit D	–	Transferred Liabilities
Exhibit E	–	Form of Bill of Sale, Assignment and Assumption Agreement

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of November 20, 2025 (the “Agreement”), by and among Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (“Parent”), 1563868 B.C. Ltd., a Canadian limited corporation (“Purchaser”), 1542770 BC Ltd., a Canadian limited corporation (“Seller”) and Zhitian (Andy) Zhang, an individual residing in Vancouver, Canada (“Seller Guarantor”) (Parent, Purchaser, Seller and Seller Guarantor are collectively referred to herein as the “Parties” and individually as a “Party”). Capitalized terms used in this Agreement shall have the meanings indicated in Section 1.1.

RECITALS

A. Parent, is a public corporation trading on the Nasdaq Stock Market LLC (“Nasdaq”) under symbol SHPH, and Purchaser is a wholly-owned subsidiary of Parent.

B. Seller is a company engaged in, among other things, the Business and owns, directly or indirectly, certain Assets used in the conduct of the Business.

C. Seller desires to sell, transfer, convey, assign and deliver to Purchaser and Purchaser desires to purchase and assume from the Seller, all of the right, title and interest of the Transferred Assets and the Transferred Liabilities of the Business, upon the terms and subject to the conditions specified in this Agreement.

D. In order to induce Purchaser to enter into this Agreement, (i) concurrently with the execution and delivery of this Agreement, the Key Consultant is executing and delivering the Consulting Agreement and Non-Competition and Non-Solicitation Agreement with Purchaser effective at and subject to the occurrence of the Closing, (ii) the Seller Guarantor is hereby agreeing to fulfill certain obligations of the Seller hereunder.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions.

Unless otherwise provided herein, capitalized terms used in this Agreement shall have the following meanings:

“Acquired Business” shall mean the Business as related solely to the Transferred Assets.

“Acquisition Proposal” shall mean an indication of interest, offer or proposal to acquire, directly or indirectly, (a) the Business, or (b) all or any substantial portion of the Transferred Assets, in each case, in a single transaction or series of related transactions (whether such acquisition is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise, other than the transactions contemplated by this Agreement).

1

“Affiliate” of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the Recitals.

“Anti-Corruption Laws” shall mean all applicable U.S. Laws relating to the prevention of corruption and bribery.

“Assets” shall mean, with respect to any Person, all assets, properties, rights and claims of every nature, kind and description, tangible and intangible, owned or leased or licensed, wheresoever located and whether or not carried or reflected on the books or records of such Person.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.2.

“Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA or the equivalent applicable Law), whether or not subject to ERISA, and each other employment, change in control, retention, bonus, commission, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, retirement, vacation, severance, redundancy, termination, disability, death benefit, medical, dental, or other employee compensation and benefit plan, policy, program, agreement or arrangement, in each case, that Seller sponsors, maintains or contributes to (or is required to contribute to) or have any Liability with respect to, for the benefit of Business employees and their beneficiaries and dependents.

“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning set forth in Section 8.2(a).

“Books and Records” shall have the meaning set forth in Section 6.5(c).

“Business” shall mean the development, marketing and sale of Seller Products and any ancillary activities thereto, including the development and use of Intellectual Property therefor, in each case, as conducted by the Seller as of the Closing.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, United States of America are permitted or required by Law to be closed.

2

“Business Materials” means all of Seller’s right, title and interest in and to all books, records, files, documents, correspondence, ledgers, invoices, purchase orders, sales and marketing materials, product, service and pricing information, customer and supplier lists, business plans, research and development materials, specifications, drawings, technical data, reports, studies, manuals, policies, procedures, creative assets, prototypes, samples, and other tangible or intangible materials, in any form (including electronic form), that are used or held for use primarily in, or otherwise relate primarily to, the Business, together with any furniture, fixtures, equipment, supplies, or other items of tangible personal property owned, used or held for use primarily in the operation of the Business, whether or not specifically identified. For the avoidance of doubt, Business Materials do not include (a) any Seller Contracts, (b) any Excluded Assets, or (c) any privileged materials, internal legal analyses or other documents prepared in connection with the negotiation or consummation of this Agreement or the transactions contemplated hereby.

“Closing” shall have the meaning set forth in Section 8.1.

“Closing Cash Consideration” shall mean an amount of cash equal to $3,000,000.

“Closing Date” shall have the meaning set forth in Section 8.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended. “Consent” shall have the meaning set forth in Section 6.3.

“Consulting Agreement” shall mean each consulting agreement signed by Purchaser and Key Consultant as of the date hereof.

“Contingent Payments” shall mean the Tier 1 Consideration and the Tier 2 Consideration.

“Contract” shall mean any agreement, contract, subcontract, license, sublicense, lease, indenture, purchase order or other legally binding commitment or undertaking of any nature.

“Contracting Parties” shall have the meaning set forth in Section 11.14.

“Disclosure Schedules” shall have the meaning set forth in the first sentence of Article IV.

“Dollars” or “$”, when used in this Agreement or any other Transaction Document, shall mean United States dollars unless otherwise stated.

“Effect” shall mean any change, effect, event, occurrence, state of facts or development.

“Effective Time” shall have the meaning set forth in Section 8.1.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity (whether or not incorporated) which would be treated as a single employer with Seller under Sections 414(b), (c), (m) or (o) of the Code and the Treasury Regulations promulgated thereunder.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” shall mean the Assets set forth in Exhibit A.

“Excluded Liabilities” shall mean the Liabilities set forth in Exhibit B.

3

“Excluded Taxes” shall mean any (a) Taxes of the Seller (or any stockholder or Affiliate of Seller), or for which Seller (or any stockholder or Affiliate of a Seller) is liable (including pursuant to Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. Law), as a transferee or successor, by Contract, or pursuant to any other Law), for any Tax period (including, for the avoidance of doubt, any such Tax that becomes a Liability of Purchaser under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Contract or Law); (b) Taxes related to the Excluded Assets or Excluded Liabilities, in each case, for any Tax period; (c) Taxes relating to the Business, the Transferred Assets or the Transferred Liabilities for any Pre-Closing Tax Period; and (d) any Transfer Taxes and other Taxes attributable to the transactions contemplated by this Agreement (including Taxes imposed on Purchaser as a result of the parties’ failure to comply with any bulk sales Laws and other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement).

“First Installment Payment” shall mean $3,000,000, payable in any combination of cash or shares of Parent Common Stock in Seller’s sole discretion.

“GAAP” shall mean United States generally accepted accounting principles as promulgated by all relevant accounting authorities and as in effect on the date hereof.

“Governmental Authority” shall have the meaning set forth in Section 4.3(b).

“Held Asset” shall have the meaning set forth in Section 6.9(a).

“Indebtedness” shall mean, without duplication: means, without duplication, all obligations of Seller (a) for the repayment of borrowed money (including the principal amount of any loans or advances and any accrued but unpaid interest thereon); (b) evidenced by any note, bond, debenture or other similar instrument; (c) in respect of any deferred purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business that are not more than thirty (30) days past due); (d) under any lease or similar arrangement that is, or would be, required to be treated as a capital lease or financing obligation under applicable accounting principles; (e) secured by any Lien on any property or assets of Seller, whether or not the corresponding obligation has been assumed by Seller; and (f) arising as a guaranty or other contingent obligation with respect to any of the foregoing. For avoidance of doubt, Indebtedness does not include (i) ordinary-course trade payables or accrued expenses, (ii) obligations under customer deposits or advance payments in the ordinary course of business, (iii) any Excluded Taxes, or (iv) any other Taxes or obligations arising under this Agreement.

“Indemnifying Party” shall have the meaning set forth in Section 9.4.

“Intellectual Property” shall mean all rights associated with the following: (a) patents and applications therefor, utility models and applications therefor and statutory invention registrations (including any continuations, continuations-in-part, divisionals, reissues, renewals, foreign counterparts or modifications for any of the foregoing); (b) trade secret rights, rights in know-how and all other rights in or to confidential business or technical information (“Trade Secrets”); (c) copyrights in works of authorship of any type (including copyrights in software), mask work rights and design rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by applicable international treaties or conventions, all moral and common law rights thereto; (d) trademarks, trade names, service marks, service names, trade dress rights, domain names, social media identifiers, URLs, IP addresses, IP address ranges and websites and similar designation of origin, in each case whether registered or unregistered, and all goodwill symbolized thereby and associated therewith (“Trademarks”); and (e) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

4

“Installment Payments” shall mean the First Installment Payment and the Second Installment Payment.

“IP Assignment Agreement” shall mean that certain Intellectual Property Assignment Agreement, by and between the Key Consultant and the Seller, dated as of October 15, 2025.

“IRS” shall mean the United States Internal Revenue Service.

“IT Infrastructure” shall mean all IT systems; network or telecommunications equipment and software, including desktop computer software; accounting, finance and database software; general software development and control systems; and tools, environments and other general IT functionality used in the operation of the Business.

“Key Consultant” shall mean Zhitian (Andy) Zhang.

“Law” shall mean any law, treaty, statute, ordinance, rule, code or regulation of a Governmental Authority or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Authority.

“Liabilities” shall mean any liabilities, obligations, guarantees (including lease guarantees), commitments, damages, losses, debts, claims, demands, judgments or settlements of any nature or kind, whether direct or indirect, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured and whether or not required by GAAP to be provided or reserved against on a balance sheet.

“Liens” shall mean any mortgage, easement, lease, sublease, right of way, trust or title retention agreement, pledge, lien (including any lien for unpaid Taxes), charge, security interest, adverse claim, option or any restriction or other encumbrance of any kind.

“Losses” shall mean any and all losses, damages, Taxes, liabilities, costs (including reasonable out-of-pocket costs of investigation) and expenses, including interest, penalties, settlement costs, judgments, awards, fines, costs of mitigation, court costs and fees (including reasonable attorneys’ fees and expenses).

“Material Adverse Effect” shall mean any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) Seller, the Business, results of operations, assets or financial (or other) condition of the Business or the Transferred Assets, taken as a whole; provided, that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Material Adverse Effect has occurred: (i) changes in economic conditions, financial, credit or securities markets in general or the industries and markets in which the Business is operated or in which products of the Business are used or distributed; (ii) any change after the date hereof in Laws, GAAP or any other accounting standard applicable to the Business, or the enforcement or interpretation thereof, applicable to the Business; (iii) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, the engagement in hostilities, or the occurrence of any military attack or terrorist act in the jurisdictions in which the Business is conducted or any escalation or worsening of any of the foregoing; or (iv) any action taken by Purchaser; provided, however, that the exceptions in clauses (i), (ii) and (iv) shall only be applicable to the extent that such Effects do not have a disproportionate impact on the Business relative to businesses in the same or similar industries as the Business, or (b) the ability of Seller or its Affiliates, as applicable, to perform their respective obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement.

5

“Milestone Event” shall have the meaning set forth in Section 3.4(a).

“Non-Competition and Non-Solicitation Agreement” shall mean the Non-Competition and Non-Solicitation Agreement, dated as of the date hereof, by and between the Purchaser and the Key Consultant.

“Nonparty Affiliates” shall have the meaning set forth in Section 11.14.

“Omitted Asset” shall have the meaning set forth in Section 6.9(a).

“Open Source Code” shall mean any Software that is distributed under “open source” or “free software” terms, that is distributed under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed with any license term or condition that: (a) requires or conditions, the use or distribution of such Software on the disclosure, licensing, or distribution of any source code for any portion of such Software or any derivative work of such Software; or (b) otherwise imposes any limitation, restriction, or condition on the right or ability of the licensee of such Software to use or distribute such Software or any derivative work of such Software.

“ordinary course of business” shall mean in the ordinary course of the operation of the Business, consistent with past practices of the Business.

“Owned Intellectual Property” shall mean any and all Intellectual Property that is exclusively licensed, owned or co-owned (or purported to be owned or co-owned) by Seller or any of its Affiliates and used or held for use in the Business.

“Parent” shall have the meaning set forth in the Recitals.

“Parent Common Stock” means shares of common stock of Parent, par value $0.00001 per share.

“Party” and “Parties” shall have the respective meanings set forth in the Recitals to this Agreement.

6

“Permits” shall mean any permit, franchise, authorization, license or other consent or approval, waiver, exemption or allowance issued or granted by any Governmental Authority or pursuant to any Law.

“Person” shall mean an individual, corporation, partnership, limited liability company, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

“Pre-Closing Tax Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date.

“Proceeding” shall mean any claim, action, arbitration, audit, hearing, inquiry, examination, proceeding, investigation, litigation or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Purchase” shall mean the purchase and sale of the Transferred Assets and the assumption of the Transferred Liabilities on the terms set forth in this Agreement and the other Transaction Documents.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Purchaser” shall have the meaning set forth in the Recitals.

“Purchaser Indemnified Person” shall have the meaning set forth in Section 9.2(a).

“Release” shall be defined as that term is defined in 42 U.S.C. § 9601 (22).

“Representative” shall mean, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“Retained Contracts” shall have the meaning set forth in Exhibit A.

“RSU” shall mean a restricted stock unit right granted by Parent to its grantee to receive one share of Parent Common Stock (or the cash equivalent thereof) upon the satisfaction of specified vesting or other conditions, whether granted under any Parent equity incentive plan or otherwise.

“Sanctioned Country” shall mean a country or territory which is itself the subject of or target of comprehensive Sanctions.

“Sanctioned Person” shall mean a Person (a) listed on any Sanctions-related list of designated Persons maintained by a Governmental Authority, (b) located, organized or resident in a Sanctioned Country or (c) greater than 50% owned or controlled by one or more Persons described in clauses (a) or (b) above.

7

“Sanctions” shall mean any Laws in any part of the world related to import transactions, export transactions, or economic or trade sanctions or restrictions; the economic sanctions rules and regulations implemented under statutory authority or the U.S. President’s Executive Orders and administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or U.S. Department of State; and all relevant Laws made under any of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Second Installment Payment” shall mean $2,000,000, payable in any combination of cash or shares of Parent Common Stock in Seller’s sole discretion.

“Seller” shall have the meaning set forth in the Recitals to this Agreement.

“Seller Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1 (Corporate Existence), Section 4.2 (Corporate Authority; Binding Effect), Section 4.3 (No Conflicts; Governmental Approvals and Consents), Section 4.5 (Solvency; Fraudulent Conveyance), Section 4.8 (Sufficiency of Assets), Section 4.9 (Title to Transferred Assets; Properties), and Section 4.19 (Brokers and Other Advisors).

“Seller Intellectual Property” shall mean any Owned Intellectual Property and any other Intellectual Property licensed, held for use in or used in the Business.

“Seller Products” shall mean Seller’s proprietary software platform and any related products or services for AI-assisted drug discovery, including all versions, iterations, and derivative works thereof (whether released, in development, or prototype), together with all related application source code and executables; machine-learning model architectures and model frameworks; training, fine-tuning and evaluation pipelines; trained model weights and checkpoints; prompts, APIs and SDKs; configuration GUIs, interfaces, and related documentation, design materials, test cases, notebooks, annotations, and any other tools or materials used in, supporting, or derived from the foregoing.

“Seller Service Provider” shall mean any current or former employee, independent contractor, consultant, agent, advisor, founder, officer or director of Seller.

“Seller Software” shall mean Software owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by or on behalf of Seller.

“Software” shall mean computer software (including web sites, HTML code, and firmware and other software embedded in hardware devices), source code, and object code, application programming interfaces, software tools, and user interfaces.

“Software Contract” shall mean any Contract that conveys or grants Company or any of its Affiliates rights to use Software, except and excluding the Contracts governing the licensing of the right to use the financial accounting system and Software used by the Company for the financial reporting of the Company’s consolidated operations.

“Specified Representations” shall mean the representations and warranties set forth in Section 4.17 (Tax Matters) and Section 4.18 (Employment Matters; Benefits Plans).

8

“Straddle Period” mean any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” of Purchaser, Seller or any other Person shall mean any corporation, partnership or other legal entity of which Purchaser, Seller or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” shall mean (a) any federal, state, local, non-U.S. or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, unincorporated business, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, escheat, withholding, estimated or other tax, fee, duty, charge or assessment by a Governmental Authority of any kind whatsoever (including amounts imposed for failure to file or provide correct or timely information to any Governmental Authority or third parties), together with any interest, penalties, additions to tax and additional amounts imposed by any Governmental Authority, whether disputed or not, and (b) any obligation to indemnify or otherwise assume or succeed to any amount of the type described in clause (a) of any other Person.

“Tax Return” shall mean any return, declaration, report, election, claim for refund, disclosure, form, statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“the knowledge of” a Party shall mean, with respect to Seller, the actual knowledge of Key Consultant after reasonable inquiry, and with respect to Purchaser, the actual knowledge of Chris Cooper and Adam Chambers after reasonable inquiry.

“Tier 1 Consideration” shall mean $1,000,000, payable in any combination of cash or shares of Parent Common Stock in Seller’s sole discretion.

“Tier 2 Consideration” shall mean $1,000,000, payable in any combination of cash or shares of Parent Common Stock in Seller’s sole discretion.

“Transaction Documents” shall mean this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Consulting Agreement, the Non-Competition and Non-Solicitation Agreement, and all other documents to be executed in connection with the transactions contemplated by this Agreement.

“Transfer Taxes” mean any transfer, filing, recordation, ad valorem, value added, sales (including bulk sales), use, stamp, excise, license, documentary, or other similar Taxes, fees, or charges arising out of, in connection with, or attributable to the transactions contemplated by this Agreement.

9

“Transferred Assets” shall mean the Assets set forth in Exhibit C.

“Transferred IP” shall have the meaning set forth in Exhibit C.

“Transferred IT” shall have the meaning set forth in Exhibit C.

“Transferred Liabilities” shall mean the Liabilities set forth in Exhibit D.

“Treasury Regulations” means the regulations promulgated under the Code.

1.2 Rules of Construction.

A. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein (or is otherwise entitled to indemnification) in any respect, the fact that there exists another representation, warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Party is in breach of the first representation, warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

B. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement, will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and recital, article, section, subsection, exhibit, annex and schedule references are to this Agreement unless otherwise specified. The exhibits, annexes and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The words “include,” “including” or “includes” when used herein shall be deemed in each case to be followed by the words “without limitation” or words having similar import. When a reference is made in this Agreement to “Articles,” “Sections,” or “Exhibits,” such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not simply mean “if”. The headings and table of contents in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. The use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The word “or” is not exclusive, unless the context otherwise requires. Any reference to any document being “made available” or “delivered” by Seller to Purchaser means that Seller delivered such document to Purchaser as of 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date hereof. An accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP (it being understood that in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control). A reference to a statute, listing rule, regulation, order or other applicable law includes a reference to the corresponding regulations and instruments and includes a reference to each of them as amended, consolidated, recreated, replaced or rewritten.

10

ARTICLE II
PURCHASE AND SALE; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of the Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Transferred Assets, free and clear of all Liens. For the avoidance of doubt, the Transferred Assets shall not include the Excluded Assets.

2.2 Transferred Liabilities; Retention by Seller of Excluded Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, pay, perform and discharge when due all of the Transferred Liabilities. For the avoidance of doubt, Purchaser shall not be obligated or have any responsibility of any nature, in any event, to assume, pay, perform, discharge or be responsible for any of the Excluded Liabilities, including liabilities relating to the Business, Transferred Assets that exist or arise out of the operation or ownership of the Transferred Assets or Business, on or prior to the Closing and that is not a Transferred Liability.

2.3 Consent to Assignment. Notwithstanding anything in this Agreement to the contrary, but subject to Section 6.3, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery of any Transferred Asset if any attempted sale, assignment, transfer, conveyance or delivery of such Transferred Asset (i) would constitute a breach or violation of any applicable Law (whether by operation of law or otherwise) or (ii) would adversely affect the rights of Purchaser and its Affiliates thereunder

ARTICLE III
PURCHASE PRICE

3.1 Purchase Price.

A. On the terms and subject to the conditions set forth herein, the consideration payable in respect of the sale, assignment and delivery of the Transferred Assets (the “Purchase Price”) shall be (i) an amount in cash equal to the Closing Cash Consideration, payable on the Closing Date; (ii) the First Installment Payment, payable on the 6 month anniversary of the Closing Date; (iii) the Second Installment Payment, payable on the one year anniversary of the Closing Date; (iv) the contingent right to receive the Contingent Payments in accordance with Section 3.4; and (v) the assumption of the Transferred Liabilities, which clauses (i) through (v) above, collectively, shall comprise the total consideration to be paid for the Transferred Assets. The Parties acknowledge that Purchaser will not be assuming any Excluded Liabilities and that Seller will remain responsible for all Excluded Liabilities.

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B. On the Closing Date, Purchaser or its designee shall deliver an amount in cash to Seller equal to the Closing Cash Consideration. On the 6 month anniversary of the Closing Date, Purchaser or its designee shall deliver an amount of cash and/or Parent Common Stock to Seller equal to the First Installment Payment. On the one year anniversary of the Closing Date, Purchaser or its designee shall deliver to Seller an amount of cash and/or Parent Common Stock to Seller equal to the Second Installment Payment.

3.2 [Reserved.]

3.3 Withholding. Purchaser, Seller, their respective Affiliates and agents, and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any payment made pursuant to this Agreement such amounts as may be required to be deducted or withheld under applicable Law. To the extent that such amounts are so deducted or withheld and paid over to the proper Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

3.4 Contingent Payments.

A. Milestone Events. Upon the achievement by Purchaser of each of the events set forth in the table below (each, a “Milestone Event”), Parent or its designee shall pay to the Seller or, in the event the Seller has dissolved, Seller Guarantor or his designated Affiliate, the Contingent Payment set forth opposite such Milestone Event in the table below in accordance with Section 3.4(b).

Milestone Event	Contingent Payment
Extend the Seller’s current AI model and platform to support Drug-Target Interaction to work seamlessly with current molecule property prediction technology to further speed up the drug discovery process, to the reasonable satisfaction of Purchaser, by the 3 month anniversary of the Closing Date (the “Tier 1 Milestone”, and its occurrence, the “Tier 1 Milestone Event”).	Tier 1 Consideration

The occurrence of:	Tier 2 Consideration

(i) Achievement of the Tier 1 Milestone; and

(ii) A first version of Agentic AI mode that enables an automatic workflow for drug discovery, as a next-generation AI application that significantly expands the Seller’s platform’s functionality, to the reasonable satisfaction of Purchaser, by the 6 month anniversary of the Closing Date (the “Tier 2 Milestone”).

The occurrence of (i) and (ii) described herein shall be referred to as the “Tier 2 Milestone Event.”

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B. Contingent Payments. A Contingent Payment shall be issued one time only, for the achievement of the corresponding Milestone Event, regardless of the number of times such Milestone Event may be achieved.

C. Purchaser’s Right to Operate the Business. Seller acknowledges and agrees that (i) from and after the Effective Time, Purchaser and its Affiliates have the right to operate the Acquired Business in any way that they deem appropriate in their sole discretion, (ii) Purchaser and its Affiliates have no obligation to operate the Acquired Business in order to achieve any Contingent Payments, (iii) Purchaser and its Affiliates are under no obligation to operate the Acquired Business in a manner consistent with the manner in which Seller operated the Business prior to the Closing, (iv) there is no assurance that Seller will receive any Contingent Payments and neither Seller nor Seller Guarantor has been promised any Contingent Payments, (v) Purchaser and its Affiliates owe no fiduciary duty or other express or implied duty to Seller or Seller Guarantor, including implied duty of good faith and fair dealing and (vi) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship.

D. Dispute Resolutions. If there is a dispute regarding this Section 3.4, Seller shall provide Purchaser with written notice of the nature of such dispute within ninety (90) days after becoming aware of the event giving rise thereto, and within ten (10) days of Purchaser’s receipt of such notice, an executive officer (or designee of the executive officer) of each Party shall meet and use reasonable efforts to resolve such Dispute. If the Parties are unable to resolve such dispute within forty (40) days of following Purchaser’s receipt of Seller’s notice, such dispute shall finally be decided in accordance with Section 11.11.

E. No Other Rights. The right to receive the Contingent Payments: (i) shall not be evidenced by a certificate or other instrument; (ii) shall not accrue or pay interest on any portion thereof; and (iii) does not represent any right other than the right to receive the consideration set forth in this Section 3.4.

F. Set-Off Rights. Subject to the limitations set forth in Article IX, Purchaser shall be entitled, but not obligated, to offset up to 100% of any Losses for which it is entitled to indemnification pursuant to Article IX against any Installment Payments to be made to Seller, together with any Contingent Payments to be made to Seller, if any, after the Closing.

3.5 Consideration Alternatives. In Seller’s sole discretion, Purchaser may satisfy any portion of any Installment Payment or Contingent Payment in cash, Parent Common Stock, or any combination thereof, provided that (i) the total number of shares of Parent Common Stock issuable hereunder shall not, without first obtaining approval of Parent’s stockholders, exceed 19.99% of the issued and outstanding shares of Parent Common Stock as of the Closing Date, and (ii) Seller shall notify Purchaser in writing of its election of the form of payment at least two (2) Business Days prior to the applicable payment date. Any portion of the Purchase Price paid in Parent Common Stock shall be calculated as the dollar value of the portion of the Purchase Price payable, divided by the volume-weighted average price of the Common Stock on NASDAQ over the 10 consecutive trading days immediately preceding the applicable payment date.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, subject to the disclosures and exceptions set forth in the disclosure schedules delivered by Seller to Purchaser concurrently herewith (the “Disclosure Schedules”), as follows:

4.1 Corporate Existence. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Seller has the requisite corporate or similar power and authority to own, lease and operate its properties, rights and assets related to the Business (including the Transferred Assets) and to conduct the Business as the same is now being conducted by it. Seller is duly qualified to do business as a foreign corporation under the Laws of all jurisdictions where the nature of the Business or location of the Transferred Assets requires such qualification and is in good standing in each jurisdiction where such qualification is necessary.

4.2 Corporate Authority; Binding Effect. This Agreement and the other Transaction Documents to which Seller is (or becomes) a party and the consummation of the transactions contemplated hereby and thereby involving such Persons have been duly and validly authorized by Seller, and will be duly and validly authorized by Seller, in each case, by all requisite corporate or similar action prior to Closing and no other proceedings on the part of Seller or its equityholders are (and no other proceedings on the part of Seller or any of its equityholders will be) necessary for Seller to authorize the execution or delivery of this Agreement or any of the other Transaction Documents or to perform it obligations hereunder or thereunder. Seller has, and will have at or prior to the Closing, full corporate power and authority to execute and deliver the other Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Seller, and the other Transaction Documents will be duly executed and delivered by Seller, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and the implied covenant of good faith and fair dealing (the “Bankruptcy and Equity Exception”).

4.3 No Conflicts; Governmental Approvals and Consents.

A. The execution and delivery of this Agreement and the other Transaction Documents by Seller, the performance by of its obligations hereunder and the consummation by Seller and of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the articles of incorporation or bylaws or similar organizational documents of Seller, (ii) result in the creation of any Lien upon the Business or the Transferred Assets or (iii) violate, conflict with or result in any breach under any provision of any Law applicable to Seller (to the extent it relates to the transactions contemplated by this Agreement), the Business or the Transferred Assets.

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B. No Consent, order or license from, notice to or registration, declaration or filing with, any United States, supranational or foreign, federal, state, provincial, municipal or local government agency, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality (“Governmental Authority”), is required on the part of Seller in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for such Consents, orders, licenses, filings or notices that have been or will be obtained as of the Closing Date and remain in full force and effect.

4.4 Financial Information; Liabilities.

A. Seller has not prepared or furnished to any Person any financial statements (whether audited, reviewed, compiled, or internally prepared) with respect to the Business, and no such financial statements exist. Seller has not prepared any management, internal or other financial information, forecasts, budgets, projections, or analyses relating to the Business, other than immaterial, informal notes prepared for internal planning purposes that do not constitute financial statements or financial information. Seller maintains books and records relating to the Business that accurately and fairly reflect, in all material respects, the transactions and activities of the Business; for avoidance of doubt, such books and records consist solely of customary start-up records such as bank statements, receipts, invoices, contracts, and correspondence. Other than as set forth above, Seller has not prepared any financial statements or financial information of the type that would be required to be included in any filing by Parent under the Securities Act or the Exchange Act.

B. Seller has no liabilities, obligations, or commitments of any kind or nature (whether accrued, absolute, contingent, known, unknown, matured, unmatured, direct, indirect, or otherwise), except for (i) the specific liabilities listed on Section 4.4(b) of the Disclosure Schedule. Seller has no other liabilities, including (1) any liabilities arising from or relating to any breach of contract, tort, violation of Law, misclassification of employees or contractors, infringement or misappropriation of Intellectual Property, data privacy or security incidents, or unpaid Taxes; (2) any liabilities for bonuses, wages, severance, equity, equity promises, phantom equity, or amounts owed to any employee, founder, or independent contractor; (3) any liabilities under any guarantees of any kind or Indebtedness; and (4) any liabilities arising out of any facts, events, circumstances, or conditions existing on or prior to the Closing, whether or not asserted. Seller has no off-balance sheet arrangements, side agreements, side letters, oral agreements, or informal understandings giving rise to any liability or obligation.

4.5 Solvency; Fraudulent Conveyance. As of and immediately after the Closing, Seller is and will be able to pay its debts as they become due in the ordinary course of business and will own assets having a present fair saleable value greater than its stated Liabilities and identified contingent Liabilities, including any contingent Liabilities Seller may have in respect of any actual or alleged violation or noncompliance of Law by Seller (exclusive of any Transferred Liabilities). Seller has not incurred, does not intend to incur, and does not reasonably believe it will incur debts beyond its ability to pay as such debts mature or become due. The transactions contemplated hereunder do not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of Seller whatsoever to any of the Transferred Assets after the Closing.

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4.6 Indebtedness. Seller (a) has no Indebtedness outstanding, and (b) will not incur or permit to exist any Indebtedness between the date of this Agreement and the Closing, other than current accounts payable and accrued expenses incurred in the ordinary course of business consistent with past practice. Seller shall cause all Indebtedness, if any, to be fully discharged on or prior to the Closing. Neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness.

4.7 Absence of Changes. Since the date of Seller’s inception, Seller has conducted the Business only in the ordinary course and the Business has not experienced any event or condition, and no event or condition is threatened, that, individually or in the aggregate has had or is reasonably likely to have, a Material Adverse Effect. Since the date of Seller’s inception, Seller has not taken any action that it would not be permitted to take without the consent of Purchaser after the date hereof pursuant to Section 6.1.

4.8 Sufficiency of Assets. Except as set forth in Section 4.8 of the Disclosure Schedules, the Transferred Assets collectively constitute all of the assets, properties and rights of Seller that are necessary for, used or held for use in connection with the conduct of the Business as currently conducted and as it is conducted immediately prior to the Closing, and as proposed to be conducted after the Closing (including with respect to projects and improvements currently under development), and will enable Purchaser and its Affiliates to operate the Business after the Closing in substantially the same manner as it currently is operated, as it is conducted immediately prior to the Closing and as proposed to be conducted after the Closing.

4.9 Title to Transferred Assets. Seller has, and immediately prior to the Closing will have, and Purchaser will immediately after Closing acquire, marketable, exclusive and good title to, and have valid and enforceable rights to use the Transferred Assets, in all cases, free and clear of all Liens, and Liens arising out of any actions by or on behalf of Parent, Purchaser or any of their respective Subsidiaries.

4.10 Contracts. No Transferred Contracts. There are no Contracts (whether written or oral) to which Seller is a party that will be assigned to or assumed by Purchaser in connection with the transactions contemplated by this Agreement. Purchaser shall not assume, be bound by or have any liability or obligation under any Contract of Seller, whether arising before, on or after the Closing, except as expressly provided in this Agreement.

4.11 Litigation. Seller is not subject to any order, judgment, stipulation, injunction, decree or agreement with any party, including any Governmental Authority, that would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents or, would be material to the Business, and/or the Transferred Assets. There are no Proceedings pending or threatened against Seller in respect of the Business or the Transferred Assets which (a) would be material to the Business and/or the Transferred Assets, (b) would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents, (c) seek or threaten injunctive or non-monetary relief or (d) allege criminal wrongdoing or could result in a criminal penalty.

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4.12 Compliance with Laws; Permits.

A. Compliance with Laws. (i) The Business has been conducted at all times in compliance with all Laws applicable to the Business, and (ii) Seller has not received any written notice of any violation or alleged violation by the Business of any such Law.

B. Permits. Seller does not require any Permits to own, lease or operate the Assets used in, or to conduct, the Business as currently conducted. Seller is not in receipt of any written notification that any Permit is required to conduct the Business as currently conducted. To knowledge of the Seller, there are no facts or circumstances that would reasonably be expected to require Seller (or, following the Closing, Purchaser) to obtain any Permit in order to own or use the Purchased Assets or to continue the operation of the Business in substantially the same manner as is currently conducted following the Closing.

4.13 Anti-Corruption; International Trade.

A. Since its inception, neither the Business, nor any of its officers, directors or employees, nor any of their respective agents or third-party representatives has (i) made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment or kickback, (ii) established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel or other unlawful expenses, (iv) violated or is violating in any respect Anti-Corruption Laws or (v) directly or indirectly, made, offered, authorized, facilitated or promised any payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any governmental official or any other Person, in each case (i) - (v), in connection with or relating to the Business.

B. Neither the Business, nor any of its officers, directors or employees, nor any of their respective agents or third-party representatives, is currently or has since its inception been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any Sanctions.

C. The Business has not received from any Governmental Authority any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a Governmental Authority, in each case, concerning any actual or potential violation or wrongdoing related to Sanctions or Anti-Corruption Laws.

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4.14 Intellectual Property.

A. Registered Intellectual Property. Seller does not own, nor has it applied for, any Owned Intellectual Property, including without limitation any domain names, patents, trademarks or copyrights, in any jurisdiction.

B. Unregistered Intellectual Property. Section 4.14(b) of the Disclosure Schedules sets forth a correct and complete list and location of all material unregistered Owned Intellectual Property that constitutes software.

C. Ownership. The Seller solely and exclusively owns all Transferred IP and Transferred IT, free and clear of any Liens. Without limiting the generality of the foregoing:

(i) Seller has not entered into any Contracts with any Seller Service Providers. The IP Assignment Agreement (x) assigns to Seller all ownership interest and right the Key Consultant may have in any Intellectual Property, invention, improvement, idea, discovery, development, writing, work of authorship, know-how, process, method and technology created or developed by Key Consultant in connection with the performance of his services for the Business, and (y) acknowledges Seller’s sole and exclusive ownership of all such Intellectual Property (subject to the license terms of Open Source Code used in creating or forming a part of such Intellectual Property).

(ii) Key Consultant is not nor was, while performing services for Seller, (A) subject to any Contract with any other Person which requires Key Consultant to assign any interest in inventions or rights to other Intellectual Property contrary to any interest in inventions or other rights to Intellectual Property that are or were to be assigned to Seller by Key Consultant, or (B) infringing or misappropriating Trade Secrets of any third parties.

(iii) No Governmental Authority or academic institution has any right to or ownership of any Owned Intellectual Property.

(iv) Seller has not performed, nor is it under obligation under any Contract to perform, any development services for any Person where the deliverables or other results of such development services would be owned by such Person or exclusively licensed to such Person or where Seller has otherwise granted any ownership interest of any nature (whether exclusively, jointly with another Person or otherwise) to such Person.

(v) Seller has not incorporated into any Seller Products any suggestions or feedback of any Person where Seller did not own or have valid rights to use such suggestions or feedback.

(vi) Seller is not now nor has it ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization, which such membership, promotion or contribution requires or obligates Seller to grant or offer to any other Person any license or right to any Transferred IP.

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D. Infringement. Seller has not received any notice, demand, or indemnification request, or is subject to any claim, injunction, directive, order, or Proceeding (including any oppositions, interferences or re-examinations) whether pending or threatened (i) asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of Intellectual Property is or may be occurring or has or may have occurred, in each case, relating to the Business or (ii) challenging the validity, enforceability or use of any Transferred IP or Transferred IT. The Seller Products and the Business, as currently and previously conducted or as currently contemplated to be conducted, do not infringe or misappropriate any Intellectual Property of third parties and has not infringed or misappropriated any Intellectual Property of third parties. To the knowledge of the Seller, no Person has infringed, misappropriated, diluted or violated, and no Person is currently infringing, misappropriating, diluting or violating, any Transferred IP or Transferred IT in any respect.

E. Judgments. No Transferred IP is subject to any outstanding order, judgment, decree or stipulation that (i) conflicts with the use and distribution thereof in connection with the Business as currently conducted or (ii) would otherwise restrict or limit Purchaser’s ability to use, exploit, assign, transfer or license such Transferred IP following the Closing.

F. Inbound Licenses. Other than (i) employment invention assignment agreements or consulting agreements between the Seller and its employees or consultants made in the ordinary course of business consistent with past practice, (ii) open source software used in the Business, and (iii) non-exclusive off-the-shelf software licenses, including software-as-a-service offerings, with an annual or one time license fees of less than $5,000 per annum, there are no other Contracts used by the Business that require payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property reasonably necessary for the operations of the Business.

G. Outbound Licenses. The Seller has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Transferred IP, nor has Seller provided or disclosed any source code of any such product or service to any Person.

H. Protection and Confidentiality. Seller has implemented reasonable policies and procedures and has taken all reasonable steps and security measures necessary to maintain, enforce and protect their rights in the Transferred IP and all other Intellectual Property used by the Business and at all times has maintained the confidentiality of all Trade Secrets included otherwise used by the Business. None of the Trade Secrets used in the Business have been disclosed to a third party and Seller has not experienced any loss or data breach related thereto.

I. No Harmful Code. Except as set forth in Section 4.14(i) of the Disclosure Schedules, none of the Seller Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other malicious code that is designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

J. Bugs. Except as set forth in Section 4.14(j) of the Disclosure Schedules, to the knowledge of the Seller, none of the Seller Software or Seller Products: (i) contains any bug, defect, or error that materially adversely affects its use, functionality, or performance; or (ii) materially fails to comply with any applicable warranty or other contractual commitment relating to its use, functionality, or performance.

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K. Source Code. No source code for any Seller Software has been delivered, licensed or made available by Seller to any escrow agent or other Person other than the Key Consultant performing services solely for the benefit of Seller. Seller has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Seller Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Seller Software by Seller to any other Person.

L. Use of Open Source Code.

(i) Section 4.14(l)(i) of the Disclosure Schedules accurately identifies and describes: (A) each item of Open Source Code that is contained in or distributed with the Seller Software or from which any part of any Seller Software is derived; (B) the version number(s) of each such item of Open Source Code; (C) the applicable license for each such item of Open Source Code (including the version number thereof); (D) the Seller Software to which each such item of Open Source Code relates; and (E) whether (and if so, how) each such item of Open Source Code has been distributed or modified by or for Seller.

(ii) Seller’s use, marketing, distribution, licensing, and sale of Seller Software or Seller Products does not violate any license terms applicable to any item of Open Source Code disclosed, or required to be disclosed, in Section 4.14(l)(ii) of the Disclosure Schedules. Seller has complied with all licensing terms pertaining to each item of Open Source Code disclosed, or required to be disclosed, in Section 4.14(l)(ii) of the Disclosure Schedules.

(iii) No Seller Software or Seller Product contains, is combined with, is derived from, is distributed with or is being or was developed using Open Source Code in a manner that, or using Open Source Code that is licensed under any terms that (other than with respect to such Open Source Code in its unmodified form): (A) imposes or could impose a requirement or condition that Seller grant a license under its patent rights or that any such Seller Software or part thereof: (1) be disclosed or distributed by Seller in source code form; (2) be licensed by Seller for the purpose of making modifications or derivative works; or (3) be redistributable at no charge; or (B) except as disclosed in Section 4.14(l)(iii) of the Disclosure Schedules, otherwise imposes or could impose any other material limitation, restriction, or condition on the right or ability of Seller to use or distribute any such Seller Software.

M. Royalty Obligations. Seller is not obligated to pay any royalties (or similar fees (other than standard license fees), commissions or other amounts) to any other Person (including any Governmental Authority or academic institution) for the use, distribution, making available or other exploitation of any Transferred IP.

N. Performance Standards. The Seller Products provided to customers and vendors, if any, (i) conform to applicable industry standards and practices, (ii) perform in accordance with Seller’s documented performance standards for the software as a service and (iii) perform as Seller has warranted to its customers or other third parties.

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O. Transferred IP List; Sufficiency. Exhibit C describes in detail all Transferred IP and Transferred IT. Except for what is contained in Exhibit C, there is no other Intellectual Property used in or reasonably necessary for the operation of the Business.

P. Effects of this Transaction. Neither this Agreement nor the transactions contemplated herein will result in: (i) Purchaser or any of its Affiliates being required to grant to any third party any license or other right in or to use any of their Intellectual Property; (ii) the delivery, disclosure, the obligation to deliver or disclose, or give rise to option to receive or deliver, any source code pertaining to the Transferred IP; or (iii) the default under, or give rise to a right of payment, termination, cancellation or acceleration of any Seller Contracts. The Purchaser will have the same rights and privileges in the Transferred IP as the Seller had in the Transferred IP immediately prior to the Closing.

4.15 Privacy and Data Security.

A. Seller does not maintain, collect, store, process, transmit, share, disclose, disseminate or otherwise have access to any personally identifiable information, personal data, consumer data, or other information subject to any privacy, data-protection or data-security Laws (“Personal Data”) relating to any customers, consumers, employees, contractors or other third parties in connection with the Business. To the extent any Personal Data has ever been maintained or processed by or on behalf of Seller, such activities have at all times been conducted in compliance in all material respects with all applicable privacy policies, contractual obligations and applicable Laws.

B. Seller has implemented and maintained commercially reasonable policies and safeguards designed to protect the integrity and security of its information technology systems and any data or information stored thereon. Seller has not experienced, and has not been notified of, any data breach, unauthorized access, loss, corruption, misuse or other compromise of any such systems or data.

C. Seller has not received any written notice, claim, inquiry, audit or investigation from any Person (including any Governmental Authority) alleging non-compliance with any privacy, data-protection, or data-security Law, and no such claim, inquiry or investigation is pending or, to the knowledge of Seller, threatened.

D. The operation of the Business as currently conducted does not require Seller to obtain or maintain any registrations, permits, consents, or approvals under any privacy, data-protection or data-security Law. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, or require any notice to or consent from any Person under, any privacy, data-protection or data-security Law.

4.16 Insurance. Seller does not maintain, and has never maintained, any insurance policies of any kind with respect to the Business, its assets, or its operations, including without limitation any policies for general liability, property damage, product liability, workers’ compensation, business interruption, directors’ and officers’ liability, or any other type of coverage. There are no pending claims or occurrences that would have been covered under any such policy had one been in effect, and no Law or Contract to which Seller or the Business is subject requires Seller to maintain insurance of any kind with respect to the Business or its assets. The absence of insurance coverage will not, and is not reasonably expected to, impair Purchaser’s ability to own or operate the Purchased Assets or the Business as currently operated immediately following the Closing.

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4.17 Tax Matters.1

A. All income and other material Tax Returns required to be filed by Seller have been duly and timely, all such Tax Returns are true, correct, and complete, and all Taxes of Seller required to be paid (whether or not shown on any Tax Return) have been duly and timely paid. There is no extension of time within which to file any Tax Return relating to the Business or the Transferred Assets, and no request for such extension is currently pending. There is no power of attorney with respect to Taxes that could affect the Business or the Transferred Assets after the Closing. Seller has established adequate reserves for the payment of all their Taxes and Taxes relating to the Business or the Transferred Assets for all Pre-Closing Tax Periods.

B. There has never been any Proceeding with respect to Taxes of Seller, and no such Proceeding has ever been threatened. Neither the Seller nor any of its directors, officers, or employees responsible for Tax matters expect any Governmental Authority to assess any additional Taxes for any taxable period for which Tax Returns have been filed. No statute of limitations with respect to Taxes relating to the Business or the Transferred Assets has ever been extended or waived, and no request for such extension or waiver is currently pending.

C. Seller has duly and timely withheld or collected from all amounts paid or owing to equityholders, creditors, employees, independent contractors, customers, and other third parties all amounts required to be withheld or collected, duly and timely paid such withheld or collected amounts to the proper Governmental Authority, and fully complied with all information reporting requirements with respect to such withholding and payment.

D. There are no Liens for Taxes (other statutory liens for Taxes not yet due and payable) on any of the Transferred Assets.

E. No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by such jurisdiction.

F. None of the Transferred Assets are (i) property required to be treated as being owned by another Person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) subject to Section 168(g)(1)(A) of the Code, (v) described in Section 197(f)(9) of the Code, or (vi) subject to a “section 467 rental agreement” as defined in Section 467 of the Code. None of the Transferred Assets are subject to any restriction, limitation or adjustment under the Income Tax Act (Canada) or the Income Tax Regulations (Canada) that would adversely affect the Purchaser’s ability to claim capital cost allowance or other deductions in respect of such assets on a basis consistent with their cost amount to the Purchaser.

1Note to Draft: Subject to ongoing tax diligence.

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4.18 No Employees; No Benefit Plans. The Seller has no employees and has never had any employees. The Seller does not sponsor, maintain, contribute to, or have any liability with respect to, and has never sponsored, maintained, contributed to, or had any liability with respect to, any Benefit Plan or Canada Pension Plan contributions, employment insurance premiums, workers’ compensation assessments or similar statutory remittances (whether written or unwritten, qualified or nonqualified, funded or unfunded, or subject to any applicable law, including but not limited to under the Income Tax Act (Canada) or any provincial pension benefits legislation). The Seller has never had any labor, employment, benefit, or similar claims, disputes, actions, or proceedings asserted against it, and there are no facts, circumstances, or conditions that could give rise to any such claims, disputes, actions, or proceedings.

4.19 Brokers and Other Advisors. Seller has not retained any investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

4.20 Business Records. All files, documents, ledgers, instruments, papers, books and records and similar information (whether in paper, digital or other tangible or intangible form) that are used or held for use by Seller in, or necessary for the conduct of, the Business, the Transferred Assets or the Transferred Liabilities, including all technical information, quality control records, blueprints, research and development notebooks and files, customer credit data, mailing lists, warranty information, operating guides and manuals, studies and reports, catalogs, advertising and promotional materials, brochures, standard forms of documents, product testing reports, manuals, sales and promotional literature, drawings, technical plans, business plans, budgets, price lists, customer and supplier lists and records (including correspondence), referral sources, but excluding any minute books, stock ledgers, financial records, Tax records and other materials that Seller is required by Law to retain (the “Business Records”) have been kept in the ordinary course of business and are true, complete and correct in all respects. Copies of such Business Records have been made available to Purchaser.

4.21 Territorial Restrictions; Operation of the Business. Seller is not restricted by any agreement or understanding with any Person from carrying on the Business anywhere in the world or from expanding the Business in any way or entering into any new businesses, except for such restrictions that would not apply to the Business or Purchaser following the Closing. No part of the Business is currently operated by Seller through any entity other than Seller.

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4.22 Seller Investment Acknowledgments.

A. Seller acknowledges and understands that the investment in any shares of Parent Common Stock issuable pursuant to this Agreement involves substantial risk and when issued by Purchaser in accordance with this Agreement (i) will not be registered for sale under the Securities Act or any other applicable securities Laws, (ii) will not be traded on any national markets as of the date of this Agreement and (iii) may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities Laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement.

B. Seller acknowledges and understands that it is acquiring any shares of Parent Common Stock for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any shares of Parent Common Stock, in each case, in violation of the federal Securities Laws or any other applicable Law. Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

C. Seller acknowledges and agrees that there can be no assurance that Seller will be able to dispose or sell any of the shares of Parent Common Stock issuable pursuant to this Agreement.

D. Seller understands and agrees that the shares of Parent Common Stock issuable pursuant to this Agreement may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom.

E. Seller acknowledges and agrees that the certificates representing any shares of Parent Common Stock issued pursuant to this Agreement shall bear a restrictive legend substantially similar to the following (together with any other legend or legends required by applicable state or foreign securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN AN ASSET PURCHASE AGREEMENT PURSUANT TO WHICH THESE SECURITIES WERE ORIGINALLY ISSUED, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH RESTRICTIONS ARE BINDING ON PERMITTED TRANSFEREES OF THESE SHARES.

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F. Seller hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to any underwritten public offering and ending on the date specified by the Purchaser and the managing underwriter (such period not to exceed one hundred and eighty (l80) days, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock held immediately prior to the effectiveness of the registration statement for any underwritten public offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Parent Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Parent Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 4.22(f) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Seller if all officers, directors and holders of more than two percent (2%) of the outstanding Parent Common Stock (after giving effect to the conversion into Parent Common Stock of all outstanding preferred stock of Purchaser) enter into similar agreements. The underwriters in connection with any underwritten public offering are intended third-party beneficiaries of this Section 4.22(f) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Seller further agrees to execute such agreements as may be reasonably requested by the underwriters in any underwritten public offering that are consistent with this Section 4.22(f) or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Purchaser may impose stop-transfer instructions with respect to the shares of Parent Common Stock until the end of such restricted period.

G. Seller represents that it has received all the information Seller considers necessary or appropriate for deciding whether to acquire shares of Parent Common Stock issuable pursuant to this Agreement and has had the opportunity to ask questions and receive answers from Purchaser regarding the Parent Common Stock and the business, properties, prospects, and financial condition of Purchaser and the terms and conditions of the transactions contemplated hereby and to obtain such additional information (to the extent Purchaser possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Seller or to which Seller had access. Seller represents that it is a sophisticated and experienced investor and is capable of evaluating, to its satisfaction, the accounting, tax, financial, legal and other risks associated with the transactions contemplated hereby, and has retained outside legal counsel and has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the transactions contemplated hereby and to make an informed investment decision with respect to such transactions. Seller represents that it is capable of sustaining any loss resulting therefrom without material injury.

4.23 Exclusivity of Representations; No other Representations or Warranties. The representations and warranties made by Seller in this Agreement and the other Transaction Documents are the sole exclusive representations and warranties made by Seller in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Seller hereby disclaims any other express or implied representations or warranties.

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ARTICLE V
REPRESENTATIONS OF PURCHASER AND PARENT

(I) Purchaser represents and warrants to Seller as follows:

5.1 Corporate Existence. Purchaser is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the Province of British Columbia.

5.2 Corporate Authority.

A. This Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby involving Purchaser have been duly authorized by Purchaser by all requisite corporate action. Purchaser has all corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed and delivered by Purchaser, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms subject to the Bankruptcy and Equity Exception.

B. As of the date of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents by Purchaser, the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Purchaser, (ii) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Purchaser is subject or is a party, or (iii) violate, conflict with or result in any breach under any provision of any Law applicable to Purchaser or any of its properties or assets, except, in the case of clauses (ii) and (iii), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which Purchaser is a party.

5.3 Governmental Approvals and Consents. As of the date of this Agreement, no Consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Purchaser in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which Purchaser is a party.

5.4 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Purchaser, threatened in writing against Purchaser or any of its Affiliates that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which Purchaser is a party.

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5.5 Brokers and Other Advisors. None of Purchaser nor any of its Affiliates has retained any financial advisor, investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation from Seller or its Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

5.6 Exclusivity of Representations; No Other Representations or Warranties. The representations and warranties made by Purchaser or any of its Affiliates in this Agreement and the other Transaction Documents are the sole and exclusive representations and warranties made by Purchaser and its Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Each of Purchaser and its Affiliates hereby disclaims any other express or implied representations or warranties.

(II) Parent represents and warrants to the Seller as follows:

5.1 Corporate Existence. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Corporate Authority.

A. This Agreement and the other Transaction Documents to which Parent is a party and the consummation of the transactions contemplated hereby and thereby involving Parent, have been duly authorized by Parent by all requisite corporate action. Parent has all corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. This Agreement has been duly executed and delivered by Parent, and the other Transaction Documents will be duly executed and delivered by Parent, and this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and legally binding obligation of Parent, enforceable against it in accordance with its terms subject to the Bankruptcy and Equity Exception.

B. As of the date of this Agreement, the execution and delivery of this Agreement and the other Transaction Documents by Parent, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of Parent, (ii) result in any violation or breach or constitute any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Parent is subject or is a party, or (iii) violate, conflict with or result in any breach under any provision of any Law applicable to Parent or any of its respective properties or assets, except, in the case of clauses (ii) and (iii), to the extent that any such default, violation, conflict, breach or loss would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which Parent is a party.

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5.3 Shares of Parent Common Stock. The shares of Parent Common Stock issuable pursuant to this Agreement, when issued, sold, and delivered in accordance with the terms herein, will be validly issued, fully paid and non-assessable, and will be issued in compliance with applicable U.S. federal and state securities laws.

5.4 Parent Capitalization.

A. As of the date of this Agreement, the authorized capital of Parent consists of:

(i) 100,000,000 authorized shares of Parent Common Stock, 1,603,285 shares of which are issued and outstanding immediately prior to the date hereof. All of such outstanding shares of Parent Common Stock have been duly authorized, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. The shares of Parent Common Stock to be issued to Seller pursuant to this Agreement will be, at the time of issuance, duly authorized, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws; and

(ii) 800,000 authorized shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”), of which 800,000 shares have been designated Series A Preferred Stock, none of which are issued and outstanding immediately prior to the date hereof. All of the outstanding shares of Parent Preferred Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

B. Parent has issued (i) warrants to purchase an aggregate of 136,892 shares of Parent Common Stock at an average price per share equal to $37.62, which Parent Common Stock warrants are outstanding as of the date of this Agreement (collectively, the “Parent Common Stock Warrants”), (ii) an aggregate of 166,822 RSUs under its equity incentive plans, of which 166,822 RSUs remain unvested, and (iii) 758,953 prefunded Parent Common Stock Warrants (collectively, “Parent Prefunded Warrants”) exercisable at a price of $0.01 per share, for an aggregate of 758,953 shares of Parent Common Stock. All shares issuable upon exercise, conversion or settlement of any outstanding RSUs, Parent Common Stock Warrants (including Parent Prefunded Warrants) or other securities have been duly authorized and, when issued in accordance with their terms, will be validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities laws.

5.5 Governmental Approvals and Consents. As of the date of this Agreement, no Consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental Authority, is required on the part of Parent in connection with the execution, delivery or performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses or permits, filings or notices which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent’s ability to consummate the transactions contemplated under this Agreement or to perform its obligations under this Agreement and the other Transaction Documents to which Parent is a party.

5.6 Exclusivity of Representations; No Other Representations or Warranties. The representations and warranties made by Parent, or any of its Affiliates in this Agreement and the other Transaction Documents are the sole and exclusive representations and warranties made by Parent and its Affiliates in connection with the transactions contemplated by this Agreement or the other Transaction Documents. Each of Parent and its Affiliates hereby disclaim any other express or implied representations or warranties.

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ARTICLE VI
AGREEMENTS OF THE PARTIES

6.1 Conduct of the Business.

A. During the Pre-Closing Period, the Seller shall:

(i) operate and conduct the Business in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(ii) (A) preserve intact its current business organization, (B) keep available the services of the Business employees, (C) maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having business relationships with the Seller, and (D) promptly repair, restore or replace any Transferred Assets that are destroyed or damaged;

(iii) comply with all material legal requirements and contractual Liabilities applicable to the operation of the Business and pay all applicable Taxes with respect thereto when due and payable;

(iv) confer regularly with the Purchaser concerning operational matters relating to the Business and the Transferred Assets and otherwise report regularly to the Purchaser concerning the status of the Transferred Assets and the Business; and

(v) notify the Purchaser immediately of any inquiry, proposal or offer from any Person relating to any Acquisition Proposal.

B. During the Pre-Closing Period, the Seller shall not, without the prior written approval of the Purchaser, take any of the following actions with respect to the Transferred Assets or the Business:

(i) sell or otherwise transfer, or agree, commit or offer (in writing or otherwise) to sell or otherwise transfer any interest in the Transferred Assets or the Business or any interest in or right relating to any such interest;

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(ii) permit, or agree, commit or offer (in writing or otherwise) to permit, any interest in the Transferred Assets or the Business to become subject, directly or indirectly, to any Lien;

(iii) transfer, sell, lease, license or otherwise convey or dispose of any of the Transferred Assets;

(iv) effect or become a party to any transaction in respect of an Acquisition Proposal;

(v) terminate (other than by expiration) or amend or modify (other than by automatic extension or renewal if deemed an amendment or modification of any such contract) in any respect any Seller Contract;

(vi) enter into any Contract relating to the Business or the Transferred Assets or permit any of the Transferred Assets to become bound by any Contract;

(vii) incur, assume or otherwise become subject to any Liability with respect to the Business or the Transferred Assets;

(viii) commence or settle any Proceeding relating to the Business or the Transferred Assets;

(ix) enter into any transaction or take any other action in the conduct of or otherwise relating to the Business or Transferred Assets outside the ordinary course of business;

(x) enter into any transaction or take any other action that might cause or constitute a breach of any representation or warranty made by the Seller in this Agreement if (A) such representation or warranty had been made as of the time of such transaction or action, (B) such transaction had been entered into, or such action had occurred, on or prior to the date of this Agreement or (C) such representation or warranty had been made as of the Closing Date; and

(xi) agree, commit or offer (in writing or otherwise) to take any of the actions described in this Section 6.1(b).

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6.2 Investigation of Business. During the Interim Period, and subject to applicable Laws and Section 6.4, Purchaser shall be entitled, including through its Representatives, to have such reasonable access to the properties, businesses, operations, personnel and books and records of, or pertaining to, the Business as it reasonably requests in connection with Purchaser’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be conducted on reasonable advance written notice in accordance with Section 11.1, during regular business hours and under reasonable circumstances and shall be subject to restrictions under applicable Law. Seller shall use its reasonable best efforts to cause the Representatives of Seller to cooperate with Purchaser and its Representatives in connection with such access and examination, and Purchaser and its Representatives shall reasonably cooperate with Seller and its Representatives and shall use their commercially reasonable efforts to minimize any disruption to the Business.

6.3 Necessary Efforts. Subject to the other terms and conditions of this Agreement, Seller and Purchaser agree to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by the Transaction Documents and to use their respective reasonable best efforts to cause the conditions to each Party’s obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied, including all actions necessary to obtain all licenses, certificates, permits, approvals, clearances, expirations, waivers or terminations of applicable waiting periods, authorizations, qualifications and orders (each a “Consent”) of all Consents of any Person (including a Governmental Authority), necessary or desirable in connection with the consummation of the transactions contemplated by the Transaction Documents, it being understood that no Party nor any of their respective Subsidiaries shall be required to expend any money other than for filing fees or expenses or immaterial administrative or legal costs or expenses. The Parties shall cooperate fully with each other to the extent necessary in connection with the foregoing.

6.4 Public Disclosures. Unless otherwise required by Law, no press release or other public announcement or comment pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any Party or its Affiliates without the prior written approval of the other Party (which approval shall not be unreasonably withheld). If in the judgment of either Party upon the advice of outside counsel such a press release or public announcement is required by Law, the Party intending to make such release or announcement shall to the extent practicable use reasonable commercial efforts to provide prior written notice to the other Party of the contents of such release or announcement and to allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

6.5 Access to Records and Personnel.

A. Exchange of Information. After the Closing, each Party agrees to provide, or cause to be provided, to each other, as soon as reasonably practicable after written request therefor and at the requesting Party’s sole expense, reasonable access, during regular business hours, to any books, records, documents, files and correspondence in the possession or under the control of the other Party or such other Party’s Subsidiaries, in each case, relating to the Business, that the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on the requesting Party or any of its Affiliates (including under applicable securities Laws) by a Governmental Authority having jurisdiction over the requesting Party or any of its Affiliates, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy Tax, audit, accounting, claims, regulatory, litigation or other similar requirements applicable to such requesting Party or any of its Affiliates, (iii) in connection with the preparation of the financial statements of such Party or its Affiliates or (iv) to comply with its obligations under this Agreement or any of the other Transaction Documents; provided, that such access shall not unreasonably interfere with the normal business operations of Seller, Purchaser or their respective Affiliates, as applicable. Notwithstanding anything to the contrary set forth in this Section 6.5(a), no Party shall be required to provide access to or disclose information (x) where such access or disclosure would violate any Law or agreement, or waive any attorney-client or other similar privilege, or (y) in the event of a dispute between Seller or any of its Affiliates, on the one hand, and Parent, Purchaser or any of their Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules.

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B. Ownership of Information. Any information owned by a Party that is provided to a requesting Party pursuant to this Section 6.5 shall be deemed to remain the property of the providing Party.

C. Record Retention. Except as otherwise provided herein, and to the extent permitted by applicable data protection and privacy Law, each Party agrees to retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Transferred Assets (the “Books and Records”) in their respective possession or control for a period of six (6) years, following the Closing Date. Notwithstanding the foregoing, any Party may destroy or otherwise dispose of any Books and Records in accordance with its record retention policies consistent with past practice and/or applicable data protection and privacy Laws, provided that, prior to such destruction or disposal (i) such Party shall provide no less than 30 days’ prior written notice to the other Party of any such proposed destruction or disposal, and (ii) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such recipient, such Party proposing the destruction or disposal shall, as soon as reasonably practicable, arrange for the delivery of such of the Books and Records as was requested by the recipient (with all reasonable out of pocket costs associated with the delivery of the requested Books and Records to be paid by such recipient).

D. Other Agreements Providing for Exchange of Information. The rights and obligations granted under this Section 6.5 are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in this Agreement.

E. Confidential Information. The Seller shall ensure that, on and at all times after the Closing Date: (a) the Seller continues to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (b) the Seller keeps strictly confidential and does not use or disclose to any other Person, any non-public document or other non-public information that relates directly or indirectly to the Business, Transferred Assets, the Parent, the Purchaser or any Affiliate of Parent or Purchaser.

6.6 Non-Competition.

A. From and after the Closing Date until the three (3) year anniversary of the Closing Date, Seller and Seller Guarantor each covenant and agree, that they will not, directly or indirectly:

(i) engage or be involved, directly or indirectly, in any business that competes with, the Business or the Acquired Business (any such business, a “Restricted Business”);

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(ii) acquire beneficial ownership or voting control of any class of the outstanding equity interests (including any debt securities exercisable or exchangeable for, or convertible into, equity interests) of, or provide any loan or other financial assistance to, any Person that is engaged in a Restricted Business;

(iii) solicit or attempt to solicit any business, entity or Person that was a distributor engaged by the Business as of the Closing Date or during the twelve (12) months prior to the Closing Date (including a Business Distributor) (each a “Current Distribution Relation”); and/or

(iv) induce or attempt to induce any Current Business Relation or any business, entity or Person that was a supplier, vendor, licensor, licensee, lessor or lessee, or other business relation of the Business as of the Closing Date or during the twelve (12) months prior to the Closing Date, to cease doing business with, or adversely modify its business relationship with, the Business.

B. Notwithstanding anything to the contrary in this Section 6.6, the provisions of Section 6.6(a) shall not (i) prohibit Seller Guarantor and any Affiliate of Seller from, directly or indirectly, owning solely as a passive investment not in excess of two percent (2%) in the aggregate of any class of capital stock of any Person if such stock is publicly traded and listed on any national exchange, regardless of whether or not such Person is engaging in a Restricted Business; provided, neither Seller nor Seller Guarantor has any participation in the management of such Person or (ii) be binding on or be applicable to any Person (an “Acquirer”) that, directly or indirectly, acquires in any transaction or series of transactions (x) equity securities of Seller representing fifty percent (50%) or more of the total voting power represented by Seller Guarantors’ or Seller’s then issued and outstanding voting securities or (y) all or substantially all of the consolidated assets or business of Seller or Seller Guarantor; provided, that in each case of clauses (x) and (y), Acquirer was not an Affiliate of Seller or a Seller Guarantor at the time of acquisition.

C. The Parties acknowledge and agree that the restrictions and limitations set forth in Section 6.6 are reasonable, valid in scope and in all other respects, enforceable, and essential to protect the value of the Seller, the Excluded Assets, the Business and the Transferred Assets. If a court, tribunal or antitrust regulator of competent jurisdiction determines that any term or provision contained in Section 6.6 is invalid or unenforceable, the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided, that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.

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6.7 Tax Matters.

A. Transfer Taxes. All Transfer Taxes shall be borne by Purchaser. Purchaser shall timely file any Tax Returns with respect to Transfer Taxes. Seller and Purchaser shall use commercially reasonable efforts to cooperate to obtain any available mitigation, reduction, or exemption from any Transfer Taxes. Seller shall use commercially reasonable efforts to deliver, or cause to be delivered, to Purchaser through electronic transmission all Transferred Assets capable of being so delivered and all other Transferred Assets in such other manner reasonably determined and legally permitted to avoid or minimize any Transfer Taxes.

B. Tax Apportionment. Purchaser shall pay to Seller at least five (5) days before the due date of any Taxes relating to the Business or the Transferred Assets for any Straddle Period an amount equal to the portion of such Taxes for which Purchaser is liable. For purposes of this Agreement, in the case of any real property, personal property, and similar Taxes (other than, for the avoidance of doubt, any Transfer Taxes) relating to the Business or the Transferred Assets for any Straddle Period, the portion of such Taxes that relates to the portion of such taxable period ending on the Closing Date and for which Purchaser shall be liable shall be deemed to be the amount of such Taxes for the entirety of such taxable period multiplied by a fraction the numerator of which is the number of days in the portion of such taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entirety of such taxable period.

C. Cooperation and Assistance. Seller shall fully cooperate, as and to the extent reasonably requested by Purchaser, in connection with the preparation and filing of any Tax Returns and the conduct of any Proceeding with respect to Taxes, in each case, relating to the Business or the Transferred Assets. Such cooperation shall include the retention and (upon request) the provision of records, documents, and other information reasonably relevant to such Tax Returns or Proceedings. Such cooperation shall also include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided pursuant to this Section 6.7(c).

D. Intended Tax Treatment. Purchaser and Seller acknowledge and agree that, for U.S. federal and applicable state and local income Tax purposes: (i) the delivery of the Purchase Price (including the Contingent Payments) in exchange for the Transferred Assets pursuant to this Agreement shall be treated as a sale or exchange described in Section 1001 of the Code; (ii) interest may be imputed on the payment of any portion of the Contingent Payments to the extent required by Sections 483 or 1274 of the Code; and (iii) any Transferred Liabilities attributable to deferred revenue shall not be treated as giving rise to taxable income of Purchaser or its Affiliates. Except as otherwise required pursuant to a final “determination” as defined in Section 1313 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law), neither Purchaser nor Seller shall take a Tax position inconsistent with this Section 6.7(d).

E. Seller shall not permit to exist any Tax deficiencies (including interest and penalties) assessed against or relating to any of the Seller, the Business or the Transferred Assets for any Pre-Closing Tax Period that would reasonably be expected to result in Liens on any of the Transferred Assets or Purchaser’s title or use of the Transferred Assets following the Closing Date or that would reasonably be expected to result in any claim for Taxes against Purchaser.

6.8 [Reserved.]

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6.9 Wrong Pockets.

To the extent that following the Closing, Seller or Purchaser discover that any Asset:

A. not intended to be transferred to Purchaser pursuant to this Agreement and the other Transaction Documents was nevertheless transferred (each such Asset, a “Held Asset”), Purchaser shall, at Seller’s cost (i) promptly assign and transfer all right, title and interest in such Held Asset to Seller or its designated assignee without incremental consideration therefor, and (ii) pending such transfer, (A) hold in trust such Held Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (B) cause such Held Asset to be used or retained as may be reasonably instructed by Seller; and

B. intended to be transferred to Purchaser pursuant to this Agreement and the other Transaction Documents was not ultimately transferred (each such Asset, an “Omitted Asset”), Seller shall, at Seller’s cost, (i) promptly assign and transfer all right, title and interest in such Omitted Asset to Purchaser or its designated assignee without incremental consideration therefor, and (ii) pending such transfer, (A) hold in trust such Omitted Asset and provide to Purchaser or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and (B) cause such Omitted Asset to be used or retained as may be reasonably instructed by Purchaser.

For the avoidance of doubt, the provisions of this Section 6.9 shall not limit or otherwise prejudice any other rights or remedies of Purchaser under this Agreement. Notwithstanding anything to the contrary herein, in no event shall Seller sell any Omitted Assets by way of an asset transfer or similar transaction.

6.10 No Solicitation of Acquisition Proposals. At all times prior to the Closing, Seller shall not, and shall cause its Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or facilitate the making or submission of any Acquisition Proposal, (b) participate in any discussions or negotiations with any Person regarding an Acquisition Proposal or (c) furnish any information to any Person with respect to, or agree to or otherwise enter into, any Acquisition Proposal. From and after the date hereof, Seller shall, and shall cause its Representatives to, discontinue and not engage in any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal. Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by Seller or its Representatives) advise Purchaser in writing of any Acquisition Proposal in accordance with Section 11.1, request for information with respect to any Acquisition Proposal or inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal; the material terms and conditions of such request, Acquisition Proposal or inquiry; and the identity of the Person making the same.

6.11 Business Materials. At or prior to the Closing Date to the extent reasonably practicable, and otherwise on or promptly after the Closing Date, Seller shall, and shall cause its Affiliates to, to deliver to Purchaser (or its designees) all the Business Materials. If, at any time following the Closing, any of Seller or its Affiliates shall discover in its possession or under its control any other such Business Materials, Seller shall, and shall cause its Affiliates to, at Seller’s sole cost, deliver promptly such Business Materials to Purchaser (or any of its designees).

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6.12 Trademarks; Trade Names; Service Marks. As soon as practicable after the Closing Date, the Seller shall eliminate the use of all of the trademarks, trade names and service marks included in the Purchased Assets, in any of their forms or spellings, on all advertising, stationery, business cards, checks, purchase orders and acknowledgments, customer agreements and other contracts, business documents and marketing materials.

6.13 Notification. At all times prior to Closing, the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely. No such notification shall be deemed to supplement or amend this Agreement, including for purposes of determining (i) the accuracy of any representation or warranty made by the Seller in this Agreement or in the Closing certificate or (ii) whether any of the conditions set forth in Article VII has been satisfied.

6.14 Guaranty. Seller Guarantor hereby guarantees the performance of all of the Seller’s obligations under this Agreement. The Seller and Seller Guarantor hereby agree that each of Purchaser and/or Parent may proceed directly against the Seller Guarantor in the event that the Seller fails to satisfy its obligations under this Agreement, subject to the limitations set forth in this Agreement. Seller Guarantor shall be liable to Seller as a primary obligor, and not merely as a surety, and neither Parent nor Purchaser has any obligation to make any demand, or to exhaust all of its rights and remedies, against Seller before seeking recourse against the Seller Guarantor. The Seller Guarantor’s obligations hereunder are legal, valid and binding, enforceable against the Seller Guarantor, and shall remain in full force and effect, unamended, regardless of whether or not any of the underlying obligations for which such guaranty has been given are found by a court of competent jurisdiction, or other relevant authority, to be invalid, not binding and/or unenforceable.

ARTICLE VII
CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of Parties. The respective obligations of the Parties to consummate and cause the consummation of the Purchase shall be subject to the satisfaction (or waiver, in whole or in part, by the Party for whose benefit such condition exists in its sole discretion, to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

A. No Injunction, etc. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law that is in effect on the Closing Date that has or would have the effect of prohibiting or enjoining the Purchase or making the transactions contemplated by this Agreement illegal; and

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B. Governmental Approvals. Purchaser and Seller shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of, or in connection with the transactions contemplated hereby.

7.2 Conditions Precedent to Obligation of Parent and Purchaser. The obligation of Purchaser and Parent to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, in whole or in part, by Purchaser in its sole discretion, to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

A. Accuracy of Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects;

B. Covenants of Seller. Seller shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing;

C. Officer’s Certificate. Purchaser shall have received a certificate signed by an authorized executive officer of Seller, dated the Closing Date, to the effect that the conditions specified in Sections 7.2(a) and 7.2(b) are satisfied;

D. Secretary’s Certificate. Purchaser shall have received a certificate of the secretary (or equivalent officer) of Seller certifying that attached thereto are (i) true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the Purchase and other transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (ii) true and complete copies of the articles of incorporation and by-laws of Seller;

E. No Material Adverse Effect. Since the date of this Agreement, no Effect or Effects shall have occurred that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect;

F. Certain Consents. The approvals, consents, ratifications or waivers listed in Section 7.2(e) of the Disclosure Schedules, in each case in a form reasonably satisfactory to Parent and Purchaser, shall have been obtained;

G. Key Consultant. The Consulting Agreement and Non-Competition and Non-Solicitation Agreement entered into between Purchaser and the Key Consultant concurrently with the execution and delivery of this Agreement be in full force and effect and Key Consultant will not have terminated, rescinded or repudiated his Consulting Agreement;

H. No Litigation. There shall not be pending or threatened any suit, action, or proceeding challenging or seeking to restrain, limit or prohibit any transactions contemplated by this Agreement or seeking to obtain from Seller, Parent or Purchaser in connection with the transactions contemplated by this Agreement any material damages or material commitments or seeking to prohibit or limit the ownership, operation or control by Purchaser or any of its Affiliates any material portion of the Business or Transferred Assets;

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I. Board Approval. The board of directors of Seller shall have unanimously determined (i) the Purchase, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Seller and its shareholders, and (ii) approved and declared advisable this Agreement, the other Transaction Documents, and the transactions contemplated hereby and thereby; and

J. Closing Deliverables. Purchaser shall have received the deliverables required under Section 8.3 hereof.

7.3 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate and cause the consummation of the Purchase shall be subject to the satisfaction (or waiver, in whole or in part, by Seller in its sole discretion, to the extent permitted by applicable Law) on or prior to the Closing Date of each of the following conditions:

A. Accuracy of Parent’s and Purchaser’s Representations and Warranties. The respective representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct as of the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), in all material respects;

B. Covenants of Parent and Purchaser. Parent and Purchaser shall have performed and complied in all material respects with all covenants contained in this Agreement to be performed by them, respectively, prior to the Closing;

C. Officer’s Certificate. Seller shall have received certificates signed by authorized executive officers of each of Purchaser and Parent, dated the Closing Date, to the effect that the conditions specified in Sections 7.3(a) and 7.3(b) are satisfied;

D. Parent and Purchaser Board Approval. The boards of directors of each of Parent and Purchaser shall have unanimously approved the execution and delivery of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby; and

E. Closing Deliverables. Seller shall have received the deliverables required under Section 8.2 hereof.

ARTICLE VIII
CLOSING

8.1 Closing Date. The closing of the Purchase and the other transactions hereunder (the “Closing”) shall take place remotely at such time, date and place as shall be fixed by mutual agreement of the Parties upon execution of this Agreement, at which time all Purchased Assets shall be conveyed to Purchaser and all Assumed Liabilities shall be assumed by Purchaser, notwithstanding that certain payments of the Purchase Price will be made following the Closing in accordance with the terms of this Agreement. The date on which the Closing occurs is referred to herein as the “Closing Date”. The effective time (“Effective Time”) of the Closing for tax, operational and all other matter matters shall be deemed to be 12:01 a.m. Eastern Time on the Closing Date.

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8.2 Purchaser and Parent Obligations. At the Closing, (I) Purchaser or its designee shall deliver to Seller the Closing Cash Consideration by wire transfer of immediately available funds to an account designated by Seller as provided in Section 3.1 and (II) Purchaser shall deliver to Seller the following in such form and substance as are reasonably acceptable to Seller:

A. an executed copy of a Bill of Sale, Assignment and Assumption Agreement, substantially in the form of Exhibit E (the “Bill of Sale, Assignment and Assumption Agreement”);

B. the officer’s certificate described in Section 7.3(c);

C. resolutions of the board of directors of Purchaser approving and adopting the execution and delivery of this Agreement, the transactions contemplated herein and the Transaction Documents; and

D. such other documents and instruments (if any) as counsel for the Parties mutually agree to be reasonably necessary to consummate the transactions described herein; and

(III) Parent shall deliver to Seller the following in such form and substance as are reasonably acceptable to Seller:

A. an executed copy of a Bill of Sale, Assignment and Assumption Agreement;

B. the officer’s certificate described in Section 7.3(c);

C. resolutions of the board of directors of Parent approving and adopting the execution and delivery of this Agreement, the transactions contemplated herein and the Transaction Documents; and

D. such other documents and instruments (if any) as counsel the Parties mutually agree to be reasonably necessary to consummate the transactions described herein.

8.3 Seller Obligations. At the Closing, Seller shall deliver to Purchaser and Parent the following in such form and substance as are reasonably acceptable to Purchaser:

A. an executed copy of the Bill of Sale, Assignment and Assumption Agreement, reflecting the assignment of the Transferred Assets and assumption of the Excluded Liabilities;

B. all physical, tangible and intangible materials incorporating any Transferred Assets;

C. the other documents described in Section 7.2; and

D. such other documents and instruments (if any) as counsel for the Parties mutually agree to be reasonably necessary to consummate the transactions described herein.

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ARTICLE IX
INDEMNIFICATION

9.1 Survival.

A. Subject to Section 9.1(b), each representation and warranty contained in Article IV and Article V (other than the Fundamental Representations) shall survive the Closing and shall terminate on the eighteen (18) month anniversary of the Closing Date (the “Survival Period”). The Specified Representations shall survive the Closing and remain in full force and effect until the day that is 60 days following the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof), and the Fundamental Representations shall survive the Closing and remain in full force and effect until the seventh anniversary of the Closing Date; provided, that the expiration of any of the terms set out in this Section 9.1(a) shall not affect the rights of Purchaser to seek recovery of Losses arising out of any fraud and intentional breach of this Agreement. The covenants and agreements contained in this Agreement shall survive until performance in accordance with their terms.

B. Notwithstanding anything herein to the contrary, the obligations to indemnify and hold harmless a Person pursuant to this Article IX in respect of a breach of representation or warranty, covenant or agreement shall terminate on the applicable survival termination date (as set forth in Section 9.1(a)), unless an Indemnified Party shall have made a claim for indemnification pursuant to Section 9.2 or Section 9.3, subject to the terms and conditions of this Article IX (or Section 6.7(d), as applicable), prior to such survival termination date, as applicable, including by delivering an Indemnification Claim Notice or Third Party Indemnification Claim, as applicable, to the Indemnifying Party. Notwithstanding anything herein to the contrary, if an Indemnified Party has made a claim for indemnification pursuant to Section 9.2 or Section 9.3 and delivered an Indemnification Claim Notice or Third Party Indemnification Claim, as applicable, to the Indemnifying Party prior to such survival termination date, then such claim (and only such claim), if then unresolved, shall not be extinguished by the passage of the deadlines set forth in Section 9.1(a).

C. In determining the existence of, and the amount of any Losses arising from, any inaccuracy or breach of a representation or warranty herein, the terms “material” or “materially,” any clause or phrase containing “material,” “materially,” “material respects,” “Material Adverse Effect” or any similar terms, clauses or phrases in any such representation or warranty shall be disregarded (as if such word or clause, as applicable, were deleted from such representation or warranty).

9.2 Indemnification by Seller. Subject to the limitations set forth in this Article IX, from and after the Closing, each of Seller and the Seller Guarantor agrees to indemnify and hold Purchaser, each of its Affiliates and each of their respective Representatives (collectively, the “Purchaser Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from:

A. any breach or inaccuracy of any representations or warranties of Seller set forth in Article IV or the certificate delivered pursuant to Sections 7.2(c);

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B. any breach or failure of Seller or its Affiliates to perform any of its covenants or other agreements contained in this Agreement;

C. any Liabilities for Excluded Taxes;

D. any claim by any Person arising from or related to any act or omission of Seller that occurred on or prior to the Closing Date, including any claim for Losses arising from or related to the Transferred Assets or the Business at or prior to the Closing;

E. any fraud or intentional breach of this Agreement;

F. any Excluded Asset or any Excluded Liability (including any Excluded Asset or Excluded Liability that becomes a Liability of Purchaser or its Affiliates under any bulk transfer Law, common law doctrine of de facto merger or successor liability or otherwise by operation of Law and without regard to the fact that any such Excluded Asset or Excluded Liability may be disclosed in the Disclosure Schedules or any documents included or referred to therein or otherwise known to Purchaser or any of its Affiliates as of the Closing); and

G. any breach or inaccuracy of any representations or warranties of Seller set forth in the first sentence of Section 4.14(d), Section 4.14(e) and Section 4.14(p).

9.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article IX, from and after the Closing, Purchaser agrees to indemnify and hold Seller, its Affiliates and each of their respective Representatives (collectively, the “Seller Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from:

A. any breach or inaccuracy of any representations or warranties of Purchaser set forth in Article V or the certificates delivered pursuant to Section 7.3(c); or

B. any failure of Purchaser to perform any of its covenants or other agreements contained in this Agreement.

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9.4 Limitations on Indemnification. The Person making a claim for indemnification under this Article IX is referred to herein as the “Indemnified Party” and the Party against whom such claims for indemnification are asserted under this Article IX is referred to herein as the “Indemnifying Party”. Notwithstanding anything herein to the contrary, the indemnification obligations of an Indemnifying Party pursuant to this Agreement shall be subject to the following limitations:

A. Maximum Amount. Other than with respect to claims related to fraud or intentional breach of this Agreement, in no event shall Purchaser’s and its Affiliates’ aggregate liability to Seller for indemnification claims pursuant to this Article IX exceed an amount equal to the consideration actually received (or deemed to be received in the case of any Contingent Payments) by Seller.

B. Set-off Rights. Subject to the limitations set forth in this Article IX, from and after the Closing, in order to satisfy any indemnification obligation for Losses pursuant to Purchaser under Section 9.2, Purchaser and the other Seller Indemnified Persons shall be entitled to seek recovery of such amounts, in any order at their sole discretion, by offset against any then unpaid Installment Payments or Contingent Payments if any, as permitted herein (including Section 3.4(f)).

C. Insurance and Other Payments. Payments by an Indemnifying Party pursuant to Section 9.2 or Section 9.3 in respect of any Loss shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or its Affiliates) from any third parties (other than the Indemnifying Party) in respect of any such claim, net of any costs of recovery, and increases in premiums.

D. No Duplication. Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement. The Indemnified Parties shall not be entitled to recover more than once for the same Loss.

E. Basket. Subject to the other limitations set forth in this Section 9.4, Purchaser shall not be liable to Seller for indemnification under Section 9.3 until the aggregate amount of all Losses in respect of indemnification under Section 9.3 exceeds One Hundred Thousand Dollars ($100,000.00) (the “Basket”), provided, however, that in the event that such aggregate amount of Losses exceeds the Basket, Purchaser shall be required to pay or be liable for all such Losses (i.e., from the first dollar).

9.5 Indemnification Procedures.

A. Claim Procedure. Any Indemnified Party seeking indemnification under this Article IX shall give the Indemnifying Party written notice (an “Indemnification Claim Notice”) describing the claim and, if known, the estimated amount of Losses, promptly after (i) receiving written notice of any Proceeding by a third party or (ii) otherwise discovering the Liability or facts giving rise to the claim. The failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it is actually and materially prejudiced thereby.

B. Claim Objection. Within thirty (30) days after receipt of an Indemnification Claim Notice (the “Objection Period”), the Indemnifying Party may object in writing (a “Claim Objection”), stating in reasonable detail the basis for its objection and the portion of Losses disputed. If no Claim Objection is delivered within the Objection Period, the Indemnifying Party shall be deemed to have accepted the claim in full. If an objection is timely made, the parties shall attempt in good faith to resolve the dispute for thirty (30) days, after which either party may pursue remedies in the Delaware Courts under Section 11.11. The Indemnified Party shall reasonably cooperate with the Indemnifying Party in evaluating and resolving any claim.

C. Third-Party Claims.

(i) (i) If any third party asserts a claim or commences a Proceeding (a “Third-Party Claim”) against an Indemnified Party that may give rise to indemnification, the Purchaser shall control the defense and settlement thereof and may select counsel of its choice. The Seller shall reasonably cooperate, at Purchaser’s expense, and may participate in the defense at its own cost with separate counsel.

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(ii) The Purchaser shall not settle or compromise any Third-Party Claim without the Seller’s prior written consent, except for a settlement (A) solely for monetary consideration paid by the Indemnifying Party at closing of the settlement, (B) involving no admission of wrongdoing or violation of Law by any Indemnified Party, and (C) providing an unconditional release or dismissal with prejudice of all claims against the Indemnified Party.

9.6 Manner of Payment. Subject to the other limitations set forth herein, Purchaser is expressly authorized, but shall not be obligated, to satisfy any indemnification obligation for Losses payable to Purchaser under Section 9.2 in accordance with Section 9.4(b), in its sole discretion.

9.7 Treatment of Indemnification Payments. Any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE X
[RESERVED]

ARTICLE XI
MISCELLANEOUS

11.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise), (b) when sent by e-mail (with written confirmation of receipt) or (c) one (1) Business Day following the day sent by a nationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses (or to such other address as a Party may have specified by written notice given to the other Party pursuant to this provision):

(a)	If to Seller:	1542770 BC Ltd.
[***]
Attention: [***]
Email: [***]
(b)	If to Guarantor:	Zhitian (Andy) Zhang
[***]
Email: [***]
(c)	If to Purchaser:	1563868 B.C. Ltd
[***]
Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of the Americas
New York, NY 10020
Attention: David E. Danovitch, Esq.
Email: [***]

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(d)	If to Parent:	Shuttle Pharmaceuticals Holdings Inc.
401 Professional Drive
Suite 260
Gaithersburg, MD 20879
Attention: [***]
Email: [***]

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP
1251 Avenue of the Americas
New York, NY 10020
Attention: David E. Danovitch, Esq.
Email: [***]

11.2 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement and the application of such provision to other persons or circumstances other than those which it is determined to be illegal, void or unenforceable, shall not be impaired or otherwise affected and shall remain in full force and effect to the fullest extent permitted by applicable Law, and Seller and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the Parties as expressed by such illegal, void or unenforceable provision.

11.3 Further Assurances; Further Cooperation. Subject to the terms and conditions hereof (including Section 6.3), each of the Parties agrees to use commercially reasonable efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate to effectuate the provisions of this Agreement, provided that all such actions are in accordance with applicable Law. From time to time, whether at or after the Closing, Seller will execute and deliver such further instruments of conveyance, transfer and assignment and take such other action, at Purchaser’s sole expense, as Purchaser may reasonably require to more effectively convey and transfer to Purchaser any of the Transferred Assets, and Purchaser will execute and deliver such further instruments and take such other action, at Seller’s sole expense, as Seller may reasonably require to more effectively assume the Transferred Liabilities. For a period of one year following the Closing, Seller will use commercially reasonable efforts to make available to Purchaser the benefits of any Transferred IP that was not assigned to Purchaser as a result of failure to obtain any consent identified in Section 4.3(a) of the Disclosure Schedule or is not assignable and for which a waiver has not been obtained or received.

11.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by electronic signature (including by means of e-mail in .pdf format) shall be considered original executed counterparts for purposes of this Section 11.4.

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11.5 Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, from and after the date hereof, Seller and Purchaser shall each pay their respective expenses incurred in connection with the consummation of the Closing as contemplated under this Agreement and the other Transaction Documents.

11.6 Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective permitted successors, legal representative and permitted assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other Parties to this Agreement, except that (a) Purchaser may (i) assign all or part of it rights or obligations hereunder to one or more of its Affiliates, and (ii) after the Closing, assign all or part of its rights or obligations hereunder to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or any part of the equity interests or the assets of Purchaser or any of its Affiliates, or any other action or combination of actions, in each case of clauses (i) and (ii), without the consent of Seller. No assignment of any obligations hereunder shall relieve the Parties of any such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

11.7 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by both Seller and Purchaser. No waiver by either Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or a failure or delay by any Party in exercising any power, right or privilege under this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Seller and Purchaser may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the Parties hereto, (b) waive any inaccuracies in the representations and warranties (of the other Party hereto) that are contained in this Agreement or (c) waive compliance by the other Parties hereto with any of the agreements or conditions contained in this Agreement.

11.8 Remedies.

A. The Parties acknowledge and agree that irreparable damage would occur and that the Parties may not have any adequate remedy at Law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. Accordingly, each of Parent, Purchaser and Seller, respectively, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by such other Parties (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The right to equitable relief is in addition to, and not in limitation of, any other remedies available at Law or in equity.

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B. All remedies herein expressly conferred hereunder are cumulative with and not exclusive, and the exercise by a Party of any one remedy will not preclude the exercise at any time of any other remedy.

C. Each of the Parties hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by another Party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of each Party under this Agreement. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

11.9 Third Parties; No Benefit to Third Parties. This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party nor create or establish any third-party beneficiary hereto (including with respect to any Business employee); provided, however, that, notwithstanding the foregoing, (a) Purchaser Indemnified Persons and Seller Indemnified Persons are intended third-party beneficiaries of, and may enforce, Article IX and (v) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 11.14.

11.10 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

11.11 Dispute Resolution; Waiver of Jury Trial.

A. The Parties hereto agree that any and all disputes, claims or controversies arising out of or relating to this Agreement, including the performance, breach, termination, interpretation, existence or validity thereof (“Disputes”), and the scope or applicability of this Section 11.11, including but not limited to the arbitrability of any and all Disputes, shall be fully and finally resolved by binding arbitration administered by Judicial Arbitration and Mediation Services or its successor organization (“JAMS”) according to the applicable JAMS arbitration rules in effect as of the date when such claim is commenced (i.e., either the Comprehensive Arbitration Rules for claims exceeding $250,000, or the Streamlined Arbitration Rules for claims not exceeding $250,000). The seat of the arbitration shall be New York City, New York.

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B. The tribunal shall consist of one (1) arbitrator, selected by the following procedure: either: (i) Purchaser and Seller shall mutually select an arbitrator; or (ii) if the Parties hereto cannot agree on such arbitrator, then (A) within fourteen (14) days of the filing of the notice of arbitration, each of Purchaser and Seller shall select and simultaneously exchange the names of five (5) arbitrators, and (b) within seven (7) calendar days of the exchange of the names, each of Purchaser and Seller may strike two (2) names and shall rank the remaining candidates in order of preference. The remaining candidate with the highest composite ranking shall be appointed the arbitrator to solely preside over the arbitration.

C. Each party hereto shall bear its own attorneys’ fees and related costs in the arbitration. The arbitrator shall have no authority to issue an award of attorneys’ fees or costs against any party hereto. The arbitrator shall have no authority to award punitive, special, exemplary, multiplier or consequential damages, and such damages shall not be recoverable by any other process or in any other proceeding. If any party hereto refuses to perform any or all of its obligations under the final arbitration award within thirty (30) days of such award being rendered, then the other parties hereto may confirm or enforce the final award in any court of competent jurisdiction sitting in New York City, New York.

D. Unless disclosure is required by law or judicial decision, the Parties hereto agree to maintain the confidential nature of all aspects of any Dispute or arbitration (including the existence of the Dispute, all arbitral proceedings to resolve the Dispute, all documents and information exchanged in such proceedings, and any arbitral award (interim, final, or otherwise)) except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a judicial challenge to a final award or its enforcement. A Party hereto shall not apply for recognition and/or enforcement of the final award in any court unless the other Parties hereto have refused to perform any or all of its obligations under a final award after thirty (30) days of receipt of such final award. If a Party hereto is required to resort to a court to enforce any or all of its rights under a final award, that Party shall be entitled to recover its attorneys’ fees and costs incurred in any such successful enforcement proceedings.

E. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING OF ANY KIND OR NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER, AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.12 Disclosure Schedules. The Disclosure Schedules are hereby incorporated and made a part hereof and is an integral part of this Agreement. The Disclosure Schedules have been arranged, for purposes of convenience only, as separate parts corresponding to the sections of Article IV of this Agreement. The representations and warranties contained in Article IV of this Agreement are subject to (a) the exceptions and disclosures set forth in the sections of the Disclosure Schedules corresponding to the particular section of Article IV in which such representation and warranty appears and are a part of this Agreement as if fully set forth herein, (b) any exceptions or disclosures explicitly cross referenced in such section of the Disclosure Schedules by reference to another section of the Disclosure Schedules and (c) any exception or disclosure set forth in any other section of the Disclosure Schedules to the extent it is reasonably apparent on the face of such disclosure that such exception or disclosure is intended to qualify another section of the Disclosure Schedules. Nothing contained in the Disclosure Schedules should be construed as an admission of liability or responsibility of any Party to any third party in connection with any pending or threatened Proceeding or otherwise. Disclosures in the Disclosure Schedule shall not establish a standard of materiality for any purpose whatsoever. Any capitalized terms used in the Disclosure Schedules but not otherwise defined therein shall be defined as set forth in this Agreement.

11.13 Entire Agreement. This Agreement, the other Transaction Documents, the Disclosure Schedules and the Exhibits hereto and any other agreements between Purchaser and Seller entered into on the date hereof set forth the entire understanding of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties or their respective Subsidiaries other than those set forth or referred to herein or therein. In the event of any inconsistency between the provisions of this Agreement and any other Transaction Document, the provisions of this Agreement shall prevail.

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11.14 Non-Recourse. Except as expressly provided in the other Transaction Documents, all claims, obligations, and liabilities arising out of or relating to this Agreement or its negotiation, execution, or performance may be asserted only against the Persons identified as parties to this Agreement (the “Contracting Parties”). No current, former, or future equityholder, member, partner, Affiliate, Representative, or lender of any Contracting Party (collectively, “Non-Party Affiliates”) shall have any Liability for any such matter. To the maximum extent permitted by Law, each Contracting Party waives and releases any claim or theory that seeks to impose liability on any Non-Party Affiliate, including under any alter-ego, veil-piercing, agency, control, or similar doctrine, and disclaims any reliance on any Non-Party Affiliate with respect to this Agreement or any representation or warranty made in connection herewith.

11.15 Waiver and Release of Claims.

A. Subject to Section 11.15(b) as a condition to receiving the Purchase Price and any Contingent Payments to which Seller is entitled under the Purchase Agreement, effective as of the Closing, Seller, on behalf of itself and its Affiliates, and its and their respective Representatives and successors and assigns, and each of their respective Affiliates, past and present direct and indirect equityholders, parents, subsidiaries, principals, directors, managers, partners, general partners, limited partners, officers, employees, trustees, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers, attorneys, agents and representatives in their capacities as such (“Releasing Parties”) hereby irrevocably and unconditionally releases, acquits and forever discharges Parent, Purchaser, their respective Affiliates, and each of their respective past and present successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equityholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including their respective past and present officers and directors, solely in their capacities as such, and any past and present successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equityholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including past and present officers and directors, solely in their capacity as such, of any of the foregoing (together, the “Released Parties”), from any and all claims, actions, causes of actions, Proceedings, Liens, Liabilities, Losses, suits, counterclaims, offsets, setoffs, of every kind, in connection with the transactions arising up to and including the Closing, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including any fiduciary duty claims against the Released Parties) that any Releasing Party now has, has had or could have asserted against any of the Released Parties prior to the Closing or on account of or arising out of any matter occurring on or prior to the Closing, including any rights to indemnification or reimbursement from any of the Released Parties (collectively, the “Released Claims”).

B. Notwithstanding the foregoing in this Section 11.15, the Released Claims shall not include, and nothing contained in this Agreement shall affect the Releasing Party’s rights pursuant to the terms of any Transaction Document. Each such Releasing Party hereby irrevocably agrees to refrain from, directly or indirectly, asserting any claim or demand or any Proceeding against any Released Party based upon any Released Claim.

11.16 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the Parties. This Agreement does not authorize any Party (a) to bind or commit, or to act as an agent, employee or legal Representative of, another Party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another Party. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 11.16.

11.17 Section Headings; Table of Contents. The Section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.18 Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement or any of the Transaction Documents, which obligation is performed, satisfied, or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

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IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first above written.

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	Interim Chief Executive Officer

1563868 B.C. LTD.

By:	/s/ Christopher Cooper
Name:	Christopher Cooper
Title:	President

1542770 BC LTD.

By:	/s/ Zhitian (Andy) Zhang
Name:	Zhitian (Andy) Zhang
Title:	Authorized Signatory

/s/ Zhitian (Andy) Zhang
Name:	Zhitian (Andy) Zhang

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Exhibit A

Excluded Assets

The “Excluded Assets” shall consist of all of the following assets:

(a) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by customers, suppliers, vendors and licensors to the extent related to the Excluded Assets or the Excluded Liabilities;

(b) all rights of Seller under this Agreement and the other Transaction Documents;

(c) all rights of Seller to reimbursements, indemnification, hold-harmless or similar rights to the extent relating to any Excluded Assets or Excluded Liabilities; and

(d) all Tax credits, Tax refunds and other Tax assets of Seller with respect to Excluded Taxes paid or indemnified by Seller.

A-1

Exhibit B

Excluded Liabilities

The “Excluded Liabilities” shall consist of all Liabilities of Seller that are not Transferred Liabilities (whether or not the following Liabilities fall within the definition of “Transferred Liabilities”) and shall include the following:

(a) all Liabilities related to the Excluded Assets, including all Liabilities arising from or related to the conduct and operations of the business of Seller whether arising before, on or after the Closing;

(b) [Reserved];

(c) all Liabilities arising from or relating to claims or litigation to the extent related to the Transferred Assets solely to the extent such Liabilities arise out of or relate to the period on or prior to the Closing;

(d) all Liabilities to the extent arising out of or relating to any Transferred IP solely to the extent such Liabilities arise out of or relate to the period on or prior to the Closing;

(e) to the extent arising out of or relating to the period on or prior to the Closing, all accounts payable of Seller and the Business;

(f) all Liabilities for which Seller expressly has responsibility pursuant to the terms of this Agreement, including all Liabilities relating to any breach of any representation, warranty or covenant in this Agreement, any of the Transaction Documents or any of the certificates delivered hereunder or thereunder, in each case, by Seller;

(g) all notes payable and Indebtedness of Seller, if any;

(h) all Liabilities arising from or relating to any Proceeding involving Seller, any of its Affiliates or any of their respective directors or officers relating to or arising from this Agreement, Transaction Documents, or any of the transactions contemplated hereby or thereby;

(i) all Liabilities relating to or arising from this Agreement, Transaction Documents or any of the transactions contemplated hereby or thereby; and

(j) all Liabilities arising out of, relating to or resulting from Excluded Taxes.

B-1

Exhibit C

Transferred Assets

The “Transferred Assets” shall consist of each of Seller’s right, title and interest in the following assets, free and clear of all Liens, whether tangible or intangible, real, personal or mixed, used in or related to the Business, in each case after Closing:

(a) the goodwill of the Business;

(b) all IT Infrastructure relating to, or used in, the Business, including all computers, phones, devices and other hardware (the “Transferred IT”);

(c) (i) all Seller Intellectual Property used in or to deliver Seller Products, including documentation, data, know-how and Seller Software, including, without limitation, Owned Intellectual Property set forth on Sections 4.14(a) and 4.14(b) of the Disclosure Schedules, and (ii) the right to enforce all Owned Intellectual Property in (i) and (ii) above and to obtain, establish, apply for, prosecute and register the same (collectively, the “Transferred IP”) and all physical and tangible materials embodying the same;

(d) all Business Records, provided that Seller shall be entitled to retain and use one copy of any of the foregoing solely to the extent necessary for the purposes specified in Section 6.5 and subject to the obligations specified therein;

(e) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, and all rights to obtain damages, refunds and rights of recoupment of any kind, in each case, relating to the Transferred Assets, accruing or arising at any time prior to, on or after the Closing Date, whether choate or inchoate, known or unknown, contingent or otherwise, including rights arising under warranties, representations, indemnities and guarantees made by customers, distributors, suppliers, vendors and licensors to the extent relating to the Transferred Assets or defenses and rights of offset or counterclaim relating to the Transferred Liabilities (but excluding all such claims, causes of action, choses in action, rights of recovery and rights of setoff to the extent related to the Excluded Assets, the Excluded Liabilities or Losses for which Seller is liable to Purchaser, any of its Affiliates, or any of their respective Representatives);

(f) any rights to reimbursements, refunds, proceeds, damages, indemnification, hold-harmless or similar rights from third parties to the extent relating to the acquisition or conduct of any part of the Business;

(g) all accounts receivable of Seller and the Business to receive payments from customers, vendors and any other Persons arising from the operation of the Business, including the sale of Seller Products prior to the Closing;

(h) all Tax Returns and other Tax books and records (including workpapers and correspondences) relating to the Business or the Transferred Assets.

C-1

Exhibit D

Transferred Liabilities

The “Transferred Liabilities” shall consist of all of the following Liabilities solely to the extent such Liabilities (i) arise out of or relate to Transferred Assets and (ii) are first incurred after the Closing (and not during the period on or prior to the Closing), and, notwithstanding the foregoing, shall exclude all Excluded Liabilities:

(a) all Liabilities arising from or relating to claims or litigation to the extent related to the Transferred Assets, except to the extent such Liabilities are as a result of any breach of any representation, warranty or covenant in this Agreement, any of the Transaction Documents or any of the certificates delivered hereunder or thereunder, in each case, by any member of Seller;

(b) all Liabilities to the extent arising out of or relating to any Transferred IP, in each case, except to the extent any of the foregoing Liabilities are as a result of any breach of any representation, warranty or covenant in this Agreement, any of the Transaction Documents or any of the certificates delivered hereunder or thereunder, in each case, by Seller;

(c) all other Liabilities to the extent relating to the ownership of any Transferred Assets, except to the extent such Liabilities are as a result of any breach of any representation, warranty or covenant in this Agreement, any of the Transaction Documents or any of the certificates delivered hereunder or thereunder, in each case, by Seller.

D-1

Exhibit E

Form of Bill of Sale, Assignment and Assumption Agreement

[Exhibit E omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.]

E-1

Disclosure Schedules

[Disclosure Schedules omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.]